AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                            By and Among


              SYSTEMS & COMPUTER TECHNOLOGY CORPORATION


                                 and


                     SCT ACQUISITION CORPORATION


                                 and


                  ADAGE SYSTEMS INTERNATIONAL, INC.


                                 and


                GERALD F. O'CONNELL and DAVID PHELAN




                      Dated as of May 12, 1995














(PAGE)

                          TABLE OF CONTENTS




ARTICLE 1 - BASIC PLAN OF REORGANIZATION AND RELATED MATTERS


     1.1.  The Merger
     1.2.  Conversion of Stock
     1.3.  Dissenting Stock
     1.4.  Surrender of Certificates
     1.5.  Certificate of Incorporation of the Surviving Corporation
     1.6.  By-Laws of the Surviving Corporation
     1.7.  Directors and Officers of the Surviving Corporation
     1.8.  Additional Payments
     1.9.  Loans
     1.10. Restricted Activities
     1.11. Matters Regarding Parent Stock
     1.12. Closing


ARTICLE 2 - REPRESENTATIONS AND WARRANTIES


     2.1. Representations and Warranties of the Company and the Principal Shareholders
     2.2.  Representations and Warranties of Principal Shareholders
     2.3.  Representations and Warranties of Parent and Sub


ARTICLE 3 - CERTAIN TRANSACTIONS AND RELATED MATTERS


     3.1.  Access to Information; Notice of Changes
     3.2.  Confidentiality
     3.3.  Conduct of the Business of the Company Pending the Closing
           Date
     3.4.  Best Efforts
     3.5.  No Solicitation of Other Offers
     3.6.  Notice of Default
     3.7.  Agreement to Execute Certain Documents
     3.8.  Post-Closing Operations
     3.9.  Board Attendance Right
     3.10. Cooperation Regarding Financial Statements
     3.11. Relocation of Surviving Corporation
     3.12. Shareholders' Meeting
     3.13. First Fidelity Bank Indebtedness


ARTICLE 4 - CONDITIONS PRECEDENT TO MERGER


     4.1.  Conditions Precedent to Obligations of Parent, Sub and the
           Company
     4.2.  Conditions Precedent to Obligations of Parent and Sub
     4.3.  Conditions Precedent to Obligation of the Company



ARTICLE 5 - SURVIVAL; INDEMNIFICATION; EXPENSES




ARTICLE 6 - TERMINATION AND ABANDONMENT


     6.1.  Termination
     6.2.  Effect of Termination
     6.3.  Expenses If No Closing
     6.4.  Extension; Waiver


ARTICLE 7 - MISCELLANEOUS


     7.1.  Fees and Expenses
     7.2.  Tax Consequences
     7.3.  Public Announcements
     7.4.  Notices
     7.5.  Tax-Free Reorganization
     7.6.  Entire Agreement
     7.7.  Binding Effect; Benefit; Assignment
     7.8.  Amendment and Modification
     7.9.  Further Actions
     7.10. Headings
     7.11. Counterparts
     7.12. Applicable Law
     7.13. Severability

























(PAGE)




           AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of May 12, 1995 ("Agreement"), by and among SYSTEMS & COMPUTER TECHNOLOGY CORPORATION, a Delaware corporation ("Parent"), SCT ACQUISITION CORPORATION, a Delaware corporation ("Sub") and a wholly-owned subsidiary of Parent, and ADAGE SYSTEMS INTERNATIONAL, INC., a Michigan corporation (the "Company"), and each of the following shareholders of the Company: Gerald F. O'Connell and David Phelan (collectively, the "Principal Shareholders").


     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company desire to effect a reorganization and in furtherance thereof have approved the acquisition of the Company by Parent, subject to the terms and conditions of this Agreement;


     WHEREAS, to complete such reorganization, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of the Company and Sub (the "Merger") pursuant to and subject to the terms and conditions of this Agreement;


     WHEREAS, the Principal Shareholders, Halcyon Resources Limited, John C. Hanger, Ira Gerard and V. Somasundaram (collectively, the
"Shareholders") collectively own all of the outstanding shares of common stock (the "Common Stock"), of the Company and all rights to acquire shares of Common Stock;


     WHEREAS, the Principal Shareholders own, or pursuant to voting agreements and irrevocable proxies granted by certain of the other Shareholders have the right to vote, a majority of the outstanding shares of Common Stock, and believe the Merger to be in the best interests of both the Principal Shareholders and each of the other Shareholders, subject to the terms and conditions of this Agreement.


     NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:






(PAGE)








                              ARTICLE 1


           BASIC PLAN OF REORGANIZATION AND RELATED MATTERS


     1.1.  The Merger.


          (a) Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Section 1.12 hereof), (i) a certificate of merger (the "Delaware Certificate of Merger") shall be duly prepared, executed and acknowledged by Sub and the Company in accordance with the Delaware General Corporation Law (the "DGCL") and
(ii) a certificate of merger (the "Michigan Certificate of Merger") shall be duly prepared, executed and acknowledged by Sub and the Company in accordance with the Michigan Business Corporation Act (the "MBCA"), and each shall be filed on the Closing Date (as defined in Section 1.12 hereof). The Merger shall become effective upon the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Michigan Certificate of Merger with the Secretary of State of the State of Michigan in accordance with the provisions and requirements of the DGCL and the MBCA. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."


          (b) At the Effective Time, the Company shall be merged with and into Sub and the separate corporate existence of the Company shall cease, and Sub shall continue as the surviving corporation under the laws of the State of Delaware under the name of ADAGE SYSTEMS INTERNATIONAL, INC. (the "Surviving Corporation"). At any time at or following the Effective Time, Parent shall have the right to effect a change in the name of the Surviving Corporation and the right to cause the Surviving Corporation to operate under a fictitious name.


          (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and Section 450.1724 of the MBCA. Without limiting the generality of the foregoing, and subject thereto: (i) the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public and private nature, and shall be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations (as defined below); (ii) all property, real, personal and mixed, and all debts due to either Constituent Corporation on whatever account, including all choses in action and other things belonging to the Constituent Corporations, shall be vested in the Surviving Corporation; (iii) all property, rights, privileges, powers and franchises, and every other interest of each of the Constituent Corporations shall be, from and after the Effective Time, the property of the Surviving Corporation and the title to any real estate vested by deed or otherwise in the Constituent Corporations shall not revert or be impaired in any way by this Agreement or the Merger, but all rights of creditors and all liens upon any property of either Constituent Corporation shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall, from and after the Effective Time, attach to and become the debts, liabilities and duties of the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation; and (iv) all transfers vesting in the Surviving Corporation referred to herein shall be deemed to occur by operation of law and no consent or approval of any other person shall be required in connection with any such transfer or vesting unless such consent or approval is specifically required in the event of merger by law or express provision of any contract, agreement, decree, order or other instrument to which either or both of the Constituent Corporations is a party or is bound. As used herein, the term "Constituent Corporations" means the Company and Sub.


     1.2.  Conversion of Stock.


          (a) At the Effective Time, each share of Common Stock then issued and outstanding (other than (i) any shares of Common Stock which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any subsidiary of Parent (including Sub), all of which shall be canceled and none of which shall receive any payment with respect thereto, and (ii) shares of Common Stock held by Dissenting Shareholders, as defined in
Section 1.3 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the Per Share Merger Consideration (as defined in paragraph (b) below); and each issued and outstanding share of common stock of Sub shall continue to be an issued and outstanding share of common stock of the Surviving Corporation.


          (b) (i) The term "Aggregate Merger Consideration" shall mean 1,000,000 shares of common stock, par value $.01 per share (the
"Parent Stock"), of Parent (subject to proportionate adjustment in the event of any stock split, stock dividend or reverse stock split the record date for which precedes the Closing Date).


               (ii) The term "Fully Diluted Number" means the sum of (x) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time plus (y) the number of shares of Common Stock that would be issuable upon the exercise in full of each of the Options.


               (iii) The term "Options" means whichever of the following options remain outstanding at the Effective Time: the option exercisable for an aggregate of 60 shares of Common Stock issued to John C. Hanger and the option exercisable for an aggregate of 50 shares of Common Stock issued to V. Somasundaram.


               (iv) The term "Per Share Merger Consideration" means the Aggregate Merger Consideration divided by the Fully Diluted Number.


          (c) At the Effective Time, each of the Options shall represent only the right to acquire, upon exercise in accordance with its terms and in lieu of shares of Common Stock, a number of shares of Parent Stock equal to the product that results from multiplying (1) the number of shares of Common Stock subject to the original Option (i.e., 60 or 50, as the case may be) by (2) the Per Share Merger Consideration.



          (d) In the event that an Option expires unexercised then Parent shall issue to the Shareholders an additional number of shares of Parent Stock (the "Additional Shares") in an aggregate amount equal to the number of shares of Parent Stock that would have been issued to the holder of such expired Option in the Merger had the holder of such expired Option exercised it in full immediately prior to the Effective Time (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock). The number of such Additional Shares which shall be issued to each Shareholder, on account of each share of Parent Stock theretofore issued to him in the Merger or theretofore issued to him upon exercise of an Option, shall be equal to the quotient that results from dividing the aggregate number of Additional Shares by the sum of (1) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time plus (2) the number of additional shares of Common Stock that would have been outstanding immediately prior to the Effective Time if an Option which has in fact been exercised pursuant to paragraph (c) above subsequent to the Effective Time had been exercised for shares of Common Stock immediately prior to the Effective Time, provided that if such issuance occurs prior to the second anniversary of the Closing, each Shareholder shall deposit into escrow pursuant to the Stock Pledge Agreement 20% of the number of Additional Shares issued to such Shareholder.


          (e) Notwithstanding the foregoing, Parent reserves the right to pay cash in lieu of any fractional shares of Parent Stock which, but for the exercise of such reserved right, would be issued as part of the Aggregate Merger Consideration. Any such cash payments shall be made on the basis of the Market Price (as defined in Section 1.8 hereof) of Parent Stock on the Closing Date.

     1.3. Dissenting Stock. Notwithstanding anything in this Agreement to the contrary but only to the extent required by Sections 450.1761 through 450.1774 of the MBCA, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of Michigan law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ("Dissenting Shareholders") shall not be converted into the right to receive the Per Share Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholders pursuant to the law of the State of Michigan; PROVIDED, HOWEVER, that shares of Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either cased pursuant to the MBCA, shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Per Share Merger Consideration, without interest. The Company shall give Parent and Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Michigan law. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any demand. The inclusion of this Section 1.3 in this Agreement and the contemplation in Section 1.4 of the possibility of Dissenting Shareholders shall not be construed to limit Parent's right not to effect the Merger pursuant to Section 4.2(f).


     1.4. Surrender of Certificates. At the Effective Time, each of the Shareholders shall surrender his certificate(s) which immediately prior to the Effective Time represented outstanding shares of Common Stock, pursuant to a customary letter of transmittal, in exchange for that number of shares of Parent Stock which results from multiplying the Per Share Merger Consideration by the number of shares of Common Stock represented by such certificate(s). Until so surrendered, each such certificate shall be deemed, for all corporate purposes, to evidence the right to receive upon surrender the consideration payable on account thereof (without interest), as specified in the preceding sentence. At and after the Effective Time, each holder of a certificate shall cease to have any rights as a shareholder of the Company, except each holder of a certificate who is not a Dissenting Shareholder shall have the right to surrender his certificate in exchange for the applicable Per Share Merger Consideration multiplied by the number of shares of Common Stock represented by such certificate and each Dissenting Shareholder shall have the right to receive payment for his shares pursuant to Michigan law if such Shareholder has validly perfected his right to receive payment for his shares pursuant to Section 450.1762 of the MBCA. As a condition of each of the Shareholders who has not executed this Agreement receiving certificates evidencing shares of Parent Stock in accordance with the foregoing, and as a condition of each Shareholder who holds an Option receiving certificates evidencing shares of Parent Stock upon the exercise of an Option, each of such Shareholders shall execute and deliver to Parent and both Principal Shareholders both (i) the Stock Pledge Agreement (as defined in Section 4.2), and in the form attached hereto as Exhibit 4.2(i) or a joinder thereto and (ii) the Registration Agreement (as defined in Section 2.1(b)) and in the form attached hereto as Exhibit 2.1(b) or a joinder thereto.


     1.5. Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation and shall be amended so that Paragraph 1 thereof reads in its entirety as follows: "The name of the corporation is Adage Systems International, Inc."


     1.6. By-Laws of the Surviving Corporation. The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.


     1.7. Directors and Officers of the Surviving Corporation. At the Effective Time, the five persons identified in Section 3.8(b) as the initial Parent Designees and the initial Shareholder Designees shall be the directors of the Surviving Corporation, each of such persons to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified (but subject in any event to the provisions of Section 3.8(b)). At the Effective Time, the persons identified on Schedule 1.7 hereto shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.


     1.8. Additional Payments. This Section sets forth the circumstances under which Parent may become obligated to make an additional payment to or for the benefit of the Shareholders:


          (a)  Certain Definitions.


               (i) "Eligible Parent Stock" shall mean each of the 1,000,000 shares of Parent Stock issued by Parent to the Shareholders pursuant to Section 1.2 hereof (and any additional shares of Parent Stock issued in connection with a split of such shares or paid as a dividend on such shares), provided that, except under the circumstances provided in Section 1.8(b)(iv) below, any such share of Eligible Parent Stock shall cease to be a share of Eligible Parent Stock upon its transfer to a person or entity who or which is not an Eligible Shareholder.


               (ii) "Eligible Shareholder" shall mean and be limited to each of the Shareholders, a shareholder of any Shareholder which is a corporation, a beneficiary of any Shareholder which is a trust, and any ancestor, decedent or sibling of any of the foregoing who is a natural person or any spouse of any such person, and any trust, partnership, corporation or limited liability company established for the sole benefit of any such person or his heirs.


               (iii) "Floor Price" shall mean the dollar amount established on the basis of the formula set forth within this paragraph
(iii). In no event, however, shall the Floor Price be less than $15 or more than $50 (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock).


                    (A) The Floor Price will be established based on the amount by which annual Pretax Profits of the Surviving Corporation during the five-year period commencing on the first day of October 1995 (the "Commencement Date") exceeds $2,000,000 (the "Base Amount"). However, if during any Measurement Year (as defined below) within such five-year period, the annual Pretax Profits of the Surviving Corporation exceed $5,000,000, then the Base Amount shall be reduced for such Measurement Year and each succeeding Measurement Year from $2,000,000 to $1,500,000.


                    (B) The amount by which the annual Pretax Profits of the Surviving Corporation for a given annual period within the above-referenced five-year period exceeds the Base Amount (i.e., $2,000,000 or $1,500,000, as the case may be) shall be multiplied by a factor. The factor will be two for the first annual period, three for the second annual period, four for the third annual period and five for each of the fourth and fifth annual periods. The amount that results from such multiplication shall be divided by 1,000,000 (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock). The Floor Price applicable to such Measurement Year shall be the sum of the resultant amount and $15 (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock). The following example illustrates the calculation of the Floor Price during each annual period within such five-year period:




(TABLE)
(CAPTION)
YEAR   FACTOR   PRETAX PROFITS   INCREASE (mm)   FACTOR X   FLOOR PRICE
                                                 INCREASE
(S)    (C)      (C)              (C)             (C)        (C)

Base   N/A      $2,000,000*      N/A             N/A        $15.00

1      2.00     $2,500,000       0.50            1.00       $16.00

2      3.00     $3,500,000       1.50            4.50       $19.50

3      4.00     $5,000,001       3.50            14.00      $29.00

4      5.00     $3,500,000       2.00            10.00      $25.00

5      5.00     $8,750,000       7.25            36.25      $50.00


(FN)
* Reduced to $1,500,000 in the first annual period (and for any subsequent annual periods) in which Pretax Profits exceed $5,000,000.
</FN)
</TABLE)



               (iv) "Market Price" shall mean, with respect to Parent Stock and as of any given date, the average "market price" of a share of Parent Stock during the 30 consecutive trading day period ending on such given date. As used herein, the market price of a share of Parent Stock shall be (A) if the Parent Stock shall at the time be listed or admitted to unlisted trading privileges on the New York Stock Exchange, on the basis of the last reported sale price regular way of the Parent Stock on the Composite Tape (of if the Parent Stock at the time be not so listed or admitted to unlisted trading privileges on the New York Stock Exchange but be listed or admitted to unlisted trading privileges on another national securities exchange, on the basis of the last reported sale price regular way on a national securities exchange on which the Parent Stock is at the time listed or admitted to unlisted trading privileges) on each such trading day upon which such a sale shall have been effected (or if no sale takes place on any such day on such exchange, the average of the closing bid and asked prices on such day as officially quoted on such exchange) or (B) if the Parent Stock is not at the time so listed or admitted to unlisted trading privileges on a national securities exchange, on the basis of the closing price if the Parent Stock is included in the National Association of Securities Dealers Automated Quotations System ("NASDAQ") - National Market System (provided that if, on any day within such 30 consecutive trading day period, there is no trade of a share of Parent Stock, the closing price for a share on such day shall be deemed to be the Closing Price on the last preceding day on which there was a trade of Parent Stock) or if the Parent Stock is not included in the NASDAQ - National Market System, the average of the highest reported bid and lowest reported asked prices of the Parent Stock in the over-the-counter market on each such trading day, as reported by NASDAQ or similar organization if NASDAQ is no longer reporting such information.


               (v) "Measurement Date" shall mean the fifth anniversary of the Commencement Date (as defined above in the definition of the term "Floor Price").


               (vi) "Measurement Year" shall mean each of the five annual periods within the five-year period referenced in clause (A) of the definition of the term "Floor Price" above.


               (vii) "Pretax Profits" shall mean, with respect to the Surviving Corporation and in respect of a given period, all gross revenues and other proper income credits of the Surviving Corporation for such period, less all proper income charges (excluding taxes on income) for such period, determined in accordance with generally accepted accounting principles and Parent's internal accounting policies applied on a consistent basis throughout the five-year period commencing on the Commencement Date. For purposes of computing Pretax Profits of the Surviving Corporation, (A) corporate expenses of Parent for common functions, such as advertising and recruiting, will be treated as a proper income charge to the Surviving Corporation allocated in accordance with Parent's internal accounting policies as in effect from time to time; (B) no goodwill, other corporate intangibles, general corporate overhead of Parent or corporate interest expense of Parent will be treated as a proper income charge to the Surviving Corporation;
(C) all expenses incurred by Parent or the Surviving Corporation in connection with the Merger, including, without limitation, legal fees and expenses, relocation expenses of the operations and employees of the Surviving Corporation, and any severance pay, shall not be charged to income; (D) the assets of the Surviving Corporation shall be valued at the historical cost thereof; and (E) neither the value placed on the Aggregate Merger Consideration by Parent nor the allocation thereof by Parent shall have any effect whatsoever in the determination of Pretax Profits. Interest or imputed interest on net advances by Parent to the Surviving Corporation, at Parent's "actual cost of money", will be treated as a proper income charge to the Surviving Corporation, but interest or imputed interest on net advances by the Surviving Corporation to Parent will not be treated as a proper income credit of the Surviving Corporation. Parent's "actual cost of money" will be deemed to be three quarters of one percent per annum above the London Interbank Offered Rate (the "LIBOR") for three monthly dollar deposits, as reported on a daily basis in the Money Rates section of The Wall Street Journal, such rate to change when and as the LIBOR changes.



          (b)  Payment.


               (i) If the Floor Price is greater than the Market Price of Parent Stock on the Measurement Date, Parent shall (subject to
Section 1.8(f) and Section 1.8(g)) pay to each Eligible Shareholder, within 60 days following the Measurement Date, an amount in cash or shares of Parent Stock equal to the product resulting from multiplying the amount of such excess by the number of shares constituting Eligible Parent Stock of such Eligible Shareholder on the Measurement Date. For purposes of the foregoing payment obligation, shares of Parent Stock shall be deemed to have a value equal to the Market Price thereof on the Measurement Date. The aggregate amount of such payments by Parent shall in no event exceed the amount by which the Maximum Amount (as defined below) exceeds the sum of the following: (i) the gross proceeds received by the Eligible Shareholders for any shares of Parent Stock issued in the Merger and sold prior to the Measurement Date, (ii) the product of
(1) the number of shares of Parent Stock, if any, transferred to Parent on or prior to the payment date pursuant to any of the Note and Pledge Agreements identified in Section 1.9 or the Stock Pledge Agreement (as defined in Section 4.2) multiplied by (2) the Valuation Amount (as defined below) of each such share on the date of its transfer, (iii) the aggregate amount of the payments, if any, made by Parent with respect to any or all of up to 100,000 shares of Parent Stock (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock) sold prior to the Measurement Date which are entitled to the benefit of a $15 per share Floor Price (as provided in paragraph (iii) below) (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock) and (iv) the aggregate Market Price of shares constituting Eligible Parent Stock of the Eligible Shareholders on the Measurement Date. The term "Valuation Amount" means the amount credited to a Shareholder on account of the transfer of a share of Parent Stock to Parent under either the Note and Pledge Agreement executed by such Shareholder or the Stock Pledge Agreement. The term "Maximum Amount" means the product that results from multiplying $50 (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock) by the sum of (1) the number of shares constituting Eligible Parent Stock of the Eligible Shareholders on the Measurement Date plus (2) the number of shares of Parent Stock issued in the Merger and either previously sold by Eligible Shareholders at or in excess of the Given Day Market Price (as defined below) on a given date or transferred to Parent pursuant to any of the Note and Pledge Agreements identified in Section 1.9 or the Stock Pledge Agreement. As used in the preceding sentence, and in paragraphs
(b)(iii) and (b)(v) below, the term "Given Day Market Price" shall mean the actual sale price of a share of Parent Stock if sold by the applicable Shareholder through an exchange or NASDAQ - National Market System or the closing sale price of a share of Parent Stock on such exchange or NASDAQ - National Market System on the date of sale if not sold by the applicable Shareholder through an exchange or NASDAQ - National Market System (or the last previous sale price on an exchange or NASDAQ - National Market System if no sale occurs on such date).


               (ii) Notwithstanding the foregoing paragraph, Parent shall have no obligation to make any payment otherwise required thereby or by paragraphs (iii) and (v) below if as of any date after the second anniversary of the Closing Date: (A) the Market Price of Parent Stock equals or exceeds $55 (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock), (B) all Shareholders shall have been entitled, during the entire 30-trading day period in which the Market Price referenced in clause (A) shall have been determined, to have sold shares of Parent Stock under Section 4(1) of the Securities Act of 1933 or pursuant to Rule 144 promulgated thereunder, subject, however, to the numerical limitations contained in Rule 144 and (C) during no portion of such 30-trading day period shall any of the Shareholders have been prevented by any contract or agreement with Parent or the Surviving Corporation, or any applicable law or regulation, from effecting sales of Parent Stock. For purposes of the foregoing, the Note and Pledge Agreements identified in Section 1.9 and the Stock Pledge Agreement shall not be deemed to constitute contracts or agreements that prevent the sale of Parent Stock. This paragraph (ii) shall not require any Shareholder who has received a payment on account of Parent Stock pursuant to paragraph (iii) or (v) prior to the satisfaction of the above conditions terminating Parent's obligation to make payments pursuant thereto to return such payments.


               (iii) Notwithstanding the express applicability of Parent's payment obligation in paragraph (b)(i) above exclusively to shares of Parent Stock which constitute shares of Eligible Parent Stock on the Measurement Date, the Shareholders shall be entitled to receive a payment in cash or shares of Parent Stock with respect to up to, but not in excess of, 100,000 shares of Parent Stock (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock) in the aggregate sold by them prior to the Measurement Date on a date when the Given Day Market Price of Parent Stock is less than $15 (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock). For purposes of the foregoing payment obligation, shares of Parent Stock shall be deemed to have a value equal to the Market Price thereof on the payment date. The amount of such payment shall be equal to the product obtained by multiplying (x) the excess of (A) $15 (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock) over (B) (1) the Given Day Market Price of a share of Parent Stock on each such sale date if the applicable shares of Parent Stock are sold through an exchange or NASDAQ
- - National Market System or (2) the actual sales price of the applicable shares of Parent Stock if the shares are sold otherwise than through an exchange or NASDAQ - National Market System at a price per share higher than the closing sale price on such date of a share of Parent Stock on the exchange or NASDAQ - National Market System by (y) the number of shares (not exceeding 100,000 in the aggregate for all Shareholders) (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent
Stock) sold on such sale date, and any such payment shall be made within 10 days after Parent has received notice of the applicable sale. The foregoing entitlement to sell up to 100,000 shares of Parent Stock (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent
Stock) prior to the Measurement Date on the terms set forth above shall be allocated among the Shareholders as follows: each Shareholder shall be entitled to sell up to 10% of the sum of aggregate number of shares of Parent Stock issued to him in the Merger and any additional shares of Parent Stock issued to him pursuant to Section 1.2(d) hereof in connection with the expiration of either or both of the Options (a "Shareholder's Special Allotment"). The transfer of any shares of Parent Stock to Parent pursuant to any of the Note and Pledge Agreements identified in Section 1.9 or the Stock Pledge Agreement shall not be deemed to be a sale of such shares for purposes of this paragraph
(b)(iii) unless the applicable Shareholder so elects.


               (iv) Notwithstanding the foregoing, if the employment of either Gerald F. O'Connell or David Phelan with Parent is terminated by Parent for reasons other than "cause" or "total disability" (as defined in the O'Connell Employment Agreement and the Phelan Employment Agreement, respectively, referenced in Section 2.3(b) hereof) at any time when Gerald F. O'Connell has not been elected or appointed to the Board of Directors of Parent, then (i) all shares of Eligible Parent Stock held on the date of the first such termination (the "Termination Date") will remain shares of Eligible Parent Stock on the Measurement Date or Special Payment Date even if such shares are sold after the Termination Date, and (ii) the Floor Price applicable for purposes of this paragraph (b) shall be the greater of (1) the Floor Price determined in accordance with Section 1.8(a) hereof and (2) the Floor Price in effect on the Termination Date based on the Measurement Year preceding the Termination Date increased by 20% per year to the Measurement Date, but not exceeding (for purposes of this clause (2)) a maximum Floor Price of $32.50 (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock); provided that if the Floor Price in effect on the Termination Date based on the Measurement Year preceding the Termination Date equals or exceeds $32.50 (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock), then the Floor Price applicable for purposes of this paragraph (b) shall be the greater of
(1) the Floor Price determined in accordance with Section 1.8(a) hereof and (2) the Floor Price in effect on the Termination Date based on the Measurement Year preceding the Termination Date (without giving effect to the 20% per year increase provided for above). Notwithstanding the foregoing, the employment of David Phelan shall be deemed to have been terminated for "cause" for purposes of this paragraph (b)(iv), regardless of whether or not his employment has in fact been terminated for cause, if he is terminated "at the direction of" Gerald F. O'Connell or if his employment is terminated by vote of a majority of the members of the Board (as defined in section 3.8) if Mr. O'Connell votes as part of such majority. Mr. Phelan shall only be deemed to have been terminated "at the direction of" Mr. O'Connell if Mr. O'Connell, in issuing the directive, is not acting under a directive from the Board from which he dissented or under a directive from the President of Parent with which he disagrees in writing.


               (v) Nothing contained in this Agreement shall restrict the ability of Parent to sell all or substantially all of the assets of the Surviving Corporation (whether directly or through a sale of the capital stock of the Surviving Corporation) or to sell all or substantially all of its own assets or to effect a business combination of itself with a third party (each, a "Sale Transaction"). In the event Parent intends to consummate a Sale Transaction, Parent shall (subject to Section 1.8(f) and Section 1.8(g)), on or prior to consummation of the Sale Transaction, make a payment to each Eligible Shareholder in complete satisfaction of its obligations under this Section 1.8. If (and only if) the Assumed Floor Price (as defined below) is greater than the Special Market Price (as defined below) on the Special Payment Date, the amount of the payment shall be calculated as described below on the assumption that the Floor Price is, on the date of the payment (the "Special Payment Date"), $50 (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock) (the "Assumed Floor Price"). Parent shall pay to each Eligible Shareholder in respect of each share constituting Eligible Parent Stock on the Special Payment Date, an amount in cash or shares of Parent Stock equal to the excess of the Assumed Floor Price over the Special Market Price. For purposes of the foregoing payment obligation, shares of Parent Stock shall be deemed to have a value equal to the Special Market Price on the Special Payment Date. The aggregate amount of such payment by Parent shall in no event exceed the amount by which the Special Maximum Amount (as defined below) exceeds the sum of the following: (i) the gross proceeds received by the Eligible Shareholders for any shares of Parent Stock issued in the Merger and sold prior to the Special Payment Date, (ii) the product of
(1) the number of shares of Parent Stock, if any, transferred to Parent on or prior to the payment date pursuant to any of the Note and Pledge Agreements identified in Section 1.9 or the Stock Pledge Agreement multiplied by (2) the Valuation Amount of each such share on the date of its transfer, (iii) the aggregate amount of the payments, if any, made by Parent with respect to any or all of up to 100,000 shares of Parent Stock (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock) sold prior to the Special Payment Date which are entitled to the benefit of a $15 per share Floor Price (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock) (as provided in paragraph
(b)(iii) above) and (iv) the aggregate Special Market Price of shares constituting Eligible Parent Stock of the Eligible Shareholders on the Special Payment Date. The term "Special Maximum Amount" means the product that results from multiplying $50 (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock) by the sum of (1) the number of shares constituting Eligible Parent Stock of Eligible Shareholders on the Special Payment Date plus (2) the number of shares of Parent Stock issued in the Merger and either previously sold by Eligible Shareholders at or in excess of the Given Day Market Price on a given date or transferred to Parent pursuant to any of the Note and Pledge Agreements identified in Section 1.9 or the Stock Pledge Agreement. The term "Special Market Price" shall mean either (i) the aggregate amount of cash and the fair market value of any non-cash property (as conclusively determined by the Board of Directors of Parent in good faith) payable in respect of each share of Parent Stock on account of a Sale Transaction or (ii) if the applicable Sale Transaction consists of the sale by Parent of all or substantially all of the assets of the Surviving Corporation (whether directly or through a sale of the capital stock of the Surviving Corporation), the Market Price (as defined above). In the event that Parent consummates a Sale Transaction and the Assumed Floor Price is not greater than the Special Market Price on the date of such consummation, Parent shall have no obligation to make any payment under this paragraph (b)(v) and Parent's obligations under this Section 1.8 shall terminate. Nothing contained in this paragraph (b)(v) shall be construed to limit the right of Eligible Shareholders to receive any payments available to shareholders of Parent generally in the Sale Transaction on account of their shares of Eligible Parent Stock.


          (c) Reduction in Payment Amount. The amount of any payment required to be made pursuant to this Section 1.8 may be reduced (i) as and to the extent, and in the manner, provided in Article 5 hereof and
(ii) by an amount (the "Shortfall Amount") equal to the aggregate of all amounts which have not been paid under the Note and Pledge Agreements (as defined in Section 1.9 hereof). In the event of a reduction under clause (ii) of the preceding sentence, the Shortfall Amount shall be deducted from the payments otherwise required to be made pursuant to
Section 1.8 to the obligors under the Note and Pledge Agreements in respect of which the Shortfall Amount arose.


          (d) Periodic Reporting. Until 30 days following the Measurement Date, each Shareholder shall advise Parent in writing of any sales or purchases such Shareholder makes of Parent Stock, the number of shares sold or purchased and the per share sale or purchase price. The foregoing written advice shall be provided to Parent within 30 days following the written request by Parent for such advice. Parent shall be permitted to request such advice once each fiscal quarter.


          (e) Availability of Parent Stock. At the first annual meeting of shareholders of Parent, held following Parent's fiscal year ending September 30, 1998, Parent shall take such action, if any, as may be necessary to have available such number of authorized but unissued and unreserved shares of Parent Stock as would have been necessary as of September 30, 1998 to have made the payment required by Section 1.8(b) above solely in shares of Parent Stock on such date based on the Market Price as of such date, the Pretax Profits of the Surviving Corporation for the fiscal year then ended and an assumed factor of five.


          (f) In no event shall Parent be required to issue in excess of an aggregate of 1,545,000 shares of Parent Stock pursuant to this
Section 1.8 (subject to proportionate and equitable adjustment in the event of a stock split, stock dividend or reverse stock split of or on Parent Stock) (the "Maximum Number"), in addition to the 1,000,000 shares issued pursuant to Section 1.2 hereof, except as provided in
Section 1.8(g) below. Before Parent shall be permitted to pay cash in satisfaction of any portion of its payment obligation under this Section 1.8, Parent shall have first issued pursuant to this Section 1.8 a number of shares of Parent Stock equal to the Maximum Number. In addition, in no event shall the amount of cash which Parent pays pursuant to this Section 1.8 exceed the excess of (i) 50% of the quotient that results from dividing by .40 the product of the Applicable Value (as defined below) multiplied by the aggregate number of shares of Parent Stock issued in the Merger and pursuant to this Section 1.8. As used herein, the term "Applicable Value" shall mean the Market Price on the Measurement Date (if payment is to be made pursuant to Section 1.8(b)(i)) or on the Special Measurement Date (if payment is to be made pursuant to Section 1.8(b)(v)) over (ii) any expenses of the Shareholders paid by the Company or Parent.


          (g) If, by reason of Section 1.8(f) above, Parent would not be required to pay the Eligible Shareholders the full amount they would otherwise be entitled to receive under this Section 1.8, Parent will, promptly following the Measurement Date or the Special Measurement Date, as the case may be, submit a written request to the National Association of Securities Dealers, Inc. (the "NASD") either to waive any applicable provision in its Schedules to the By-Laws which would require Parent to obtain the approval by Parent's shareholders for the issuance by Parent of more than an aggregate of 2,545,000 shares of Parent Stock (subject to proportionate and equitable Adjustment in the event a stock split, stock dividend or reverse stock split of or on parent Stock) pursuant to this Agreement or to confirm that no such approval is required. If the NASD waives each such applicable provision or provides such confirmation without imposing additional conditions on Parent which Parent reasonably believes to be burdensome, the restriction on Parent's obligation to issue shares of Parent Stock in excess of the Maximum Number pursuant to this Section 1.8 shall be eliminated to the extent permitted by the waiver. It is expressly understood and agreed that Parent shall have no obligation to seek or obtain approval of its shareholders for the issuance of shares of Parent Stock pursuant to this Agreement.


          (h) The right of an Eligible Shareholder to receive, under the circumstances specified in this Section 1.8, an additional payment from Parent shall not be evidenced by any negotiable instrument or certificate or be in a form designed to render such right readily tradeable in an established securities market within the meaning of Treasury Regulation Section 15A.453-1(e)(4).


          (i) An Eligible Shareholder may transfer to another Eligible Shareholder, by written notice to Parent, his right to receive any shares of Parent Stock that Parent becomes obligated to pay him pursuant to this Section 1.8 and may separately transfer to another Eligible Shareholder his right to receive any cash that Parent becomes obligated to pay him pursuant to this Section 1.8.


     1.9. Loans. Subject to the terms and conditions of this Agreement, and only if the Merger is consummated as contemplated hereby, Parent will loan each of the Shareholders identified on Schedule 1.9 attached hereto the amount indicated beside his name on said Schedule (individually, a "Loan" and collectively, the "Loans"), and concurrently therewith, each such Shareholder shall execute a Note and Pledge Agreement in the form attached hereto as Exhibit 1.9 (a "Note and Pledge Agreement") for the benefit of Parent and pledging the number of shares of Parent Stock required by this Agreement. In no event shall the aggregate amount of all the Loans exceed $1,500,000. In addition, in no event shall Parent make a Loan to any Shareholder until such Shareholder has satisfied the conditions in Section 1.4 hereof to the receipt by such Shareholder of certificates evidencing shares of Parent Stock issuable in the Merger. The number of shares of Parent Stock that will be subject to the pledge under each of the Note and Pledge Agreements in order to collateralize fully principal and accrued interest on the Loans will be determined by dividing by $15.00 the sum of the original principal amount of the Loan evidenced by such Note and Pledge Agreement plus 120% of the aggregate amount of interest that would accrue thereon through the stated maturity date thereof assuming the interest rate in effect on the date such Note and Pledge Agreement is executed were to remain unchanged throughout the term thereof. Parent will make the Loans, or the requested portions thereof, on the Closing Date and on one additional date within six months following the Closing Date, as designated to Parent by the holders of a majority of the outstanding shares of

Common Stock at least 10 days prior to such additional date (each such date being herein referred to as a "Loan Closing Date"). Any Shareholder identified on Schedule 1.9 may assign to any other Shareholder identified on Schedule 1.9 his right to borrow all or a portion of the amount which he is entitled to borrow pursuant to a notarized written instrument delivered to Parent prior to the applicable Loan Closing Date. In the event that any of the Shareholders identified on Schedule 1.9 elects not to borrow all or a portion of the amount which he is entitled to borrow and does not elect to assign the right to borrow any such amount, the aggregate amount of the Loans that Parent is obligated to make shall be reduced by the foregoing declined amount. Parent's obligation to make the Loans, or any portion thereof, shall be conditioned on each of the following: (i) Parent's receipt from the applicable borrowers of certificates evidencing the number of shares of Parent Stock specified above, together with stock powers executed in blank; and (ii) Parent's receipt of an opinion of counsel for the applicable borrowers, in form and substance reasonably satisfactory to Parent, that the Note and Pledge Agreements have been duly executed and delivered by the applicable borrowers and create a perfected security interest in favor of Parent in the shares of Parent Stock pledged under the Note and Pledge Agreements.


     1.10. Restricted Activities. Each of the Principal Shareholders agrees that between the Closing Date and the Measurement Date, but only for so long as he remains an employee or member of the Board of Directors of Parent or the Surviving Corporation, neither he nor any of his affiliates shall, directly or indirectly: (a) "solicit" or participate in the "solicitation" of "proxies" (as such terms are defined or used in Rule 14(a)(1) promulgated under the Securities Exchange Act of 1934) in opposition to the recommendation of the majority of the Board of Directors of Parent or become a participant in an election contest with respect to the election of directors of Parent or otherwise seek to influence or effect the vote of any shareholder of Parent (other than another Eligible Shareholder); (b) propose to enter into, directly or indirectly, any merger, tender, or exchange offer, restructuring or business combination involving Parent or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of Parent or any of its subsidiaries (provided that the foregoing restriction shall not be construed to restrict the ability of a Principal Shareholder to tender his shares of Parent Stock in response to a tender offer made by an unaffiliated third party); or (c) form, join or participate in a partnership, limited partnership, syndicate or other group or enter into any contract, arrangement, understanding or relationship or otherwise act in concert with any other person (other than another Eligible Shareholder) for the purpose of acquiring, holding, voting or disposing of shares of Parent Stock without the prior written consent of a majority of the Board of Directors of Parent.


     1.11. Matters Regarding Parent Stock. All shares of Parent Stock acquired pursuant to the Merger (as well as any shares of Parent Stock issuable pursuant to Section 1.8) shall be acquired by each Shareholder solely for his own account, for investment purposes, and pursuant to an exemption from the registration requirements applicable under federal and state securities laws. The Company and the Principal Shareholders will have advised all Shareholders, on or prior to their vote on the Merger pursuant to Section 3.12, that the shares of Parent Stock issuable in the Merger or pursuant to Section 1.8 will not have been registered with federal or state securities regulatory agencies in reliance upon exemptions from the registration requirements under applicable federal and state laws. No shares of Parent Stock issued in the Merger or pursuant to Section 1.8 may be sold, pledged, hypothecated or otherwise transferred or disposed of without registration under federal and applicable state securities laws or an exemption therefrom and all certificates representing shares of Parent Stock issued in the Merger or pursuant to Section 1.8 may be inscribed with a legend to reflect the foregoing restrictions on transferability. The Company and the Principal Shareholders will have advised all Shareholders, on or prior to their vote on the Merger pursuant to Section 3.12, that they may be required to bear the economic risk of holding shares of Parent Stock issued in the Merger or pursuant to Section 1.8 for an indefinite period of time; will have provided all Shareholders with copies of the Commission Filings (as defined in Section 2.3(e) hereof); and will have afforded the Shareholders the opportunity to ask such questions and obtain such additional information concerning Parent and its business and affairs as any of them or their advisors may consider necessary to enable them to understand the nature of their investment in the shares of Parent Stock issuable pursuant to the Merger or Section 1.8 and to verify the accuracy of the information obtained by them from Parent.


     1.12. Closing. The closing of the Merger (the "Closing") shall take place at the offices of Pepper, Hamilton & Scheetz, 3000 Two Logan Square, Philadelphia, Pennsylvania, at 10:00 A.M., local time, on the day which is the third business day after the day on which the last of the conditions set forth in Article 4 hereof is fulfilled or waived (subject to applicable law), or at such other time and place and on such other date as Parent and the Company shall mutually agree (the "Closing Date").





                              ARTICLE 2


                    REPRESENTATIONS AND WARRANTIES



     2.1. Representations and Warranties of the Company and the Principal Shareholders. The Company and the Principal Shareholders hereby represent and warrant, on a joint and several basis, to and for the benefit of Parent and Sub as follows (and, whenever a representation and warranty is made "to the knowledge of the Company and Principal Shareholders," or a phrase of similar import, such representation and warranty shall be deemed to have been made based on both the actual knowledge of the Company and Principal Shareholders and on the knowledge which the Company and Principal Shareholders would have acquired had they conducted a reasonable inquiry of the subject matter of the representation and warranty; provided that, to the extent that the subject of the representation and warranty made on the basis of the knowledge of the Company and the Principal Shareholders relates to transactions or activities occurring in Australia, such representation and warranty shall be deemed to have been made based solely on the actual knowledge of the Company and the Principal Shareholders):


          (a) Due Organization, Good Standing and Corporate Power. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by its makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, properties, assets, liabilities, operations, results of operation, business prospects or condition (financial or otherwise) (the "Condition") of the Company and its subsidiaries taken as a whole. As used herein, the term "subsidiary" shall mean, with respect to any entity or person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such entity or person or one or more subsidiaries of such entity or person or by such entity or person and one or more subsidiaries of such entity or person.


          (b) Authorization and Validity of Agreement. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and, except for the approval of the Merger by the holders of a majority of the outstanding shares of Common Stock, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and the Principal Shareholders and constitutes the valid and binding obligation of the Company and the Principal Shareholders, enforceable against the Company and the Principal Shareholders in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally, and general equitable principles. The Registration Rights Agreement in the form attached hereto as Exhibit 2.1(b) (the "Registration Agreement"), when duly executed and delivered by the Shareholders who are parties thereto, will constitute the valid and binding obligations of such Shareholders, enforceable against such Shareholders in accordance with their respective terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally, and general equitable principles.


          (c)  Capitalization; Shareholders.


               (i) The authorized capital stock of the Company consists of 60,000 shares of Common Stock. As of the date of this Agreement, 4,220 shares of Common Stock are issued and outstanding. All issued and outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in this Section 2.1(c) and except for the Options (as defined in Section 1.2) exercisable for an aggregate of 110 shares of Common Stock at a price of $500 per share, there are no shares of capital stock of the Company authorized, issued or outstanding, and there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. All of the shares of Common Stock have the same voting and other rights. At the Effective Time, the Fully Diluted Number will equal 4,330.


               (ii) All of the outstanding shares of capital stock of each of the Company's subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company (or by a subsidiary), free and clear of all liens, encumbrances, options or claims whatsoever. No shares of capital stock of any of the Company's subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any subsidiary of the Company, pursuant to which such subsidiary is or may become obligated to issue any shares of capital stock of such subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such subsidiary. There are no restrictions of any kind which prevent the payment of dividends by any of the Company's subsidiaries. Except for the Company's subsidiaries set forth on Schedule 2.1(c)(ii), the Company does not own, directly or indirectly, any capital stock or other equity interest in any person or have any direct or indirect equity or ownership interest in any person, and neither the Company nor any of its subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any person.


               (iii) Each of the Shareholders maintains his (its) primary residence in the jurisdiction identified below:


(TABLE)
(CAPTION)
NAME                               JURISDICTION
(S)                                (C)

Gerald F. O'Connell                Connecticut
David Phelan                       Connecticut
Halcyon Resources Limited          Isle of Man
John C. Hanger                     Georgia
Ira Gerard                         Connecticut
V. Somasundaram                    Australia

(/TABLE)



          (d) Consents and Approvals; No Violations. Assuming the filing of the Delaware Certificate of Merger and the Michigan Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the States of Delaware and Michigan are made, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the treatment of the Options pursuant to Section 1.2) will not: (1) violate any provision of the charter documents or the by-laws of the Company or of any of its subsidiaries;
(2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its subsidiaries or by which any of their respective properties or assets may be bound; (3) require any filing by the Company or any of its subsidiaries with, or permit, consent or approval of, or the giving of any notice by the Company or any of its subsidiaries to, any governmental or regulatory body, agency or authority; or (4) except as disclosed on Schedule 2.1(d) result in a violation, termination or breach of, conflict with, constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, result in the forfeiture of any rights, entitlements or privileges under, create any right or entitlement (including, without limitation, to employment or compensation) not expressly provided for herein, or require the consent or approval of any party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which it or any of their respective properties or assets may be bound, including, without limitation, the 1994 Key Employees' Stock Option Plan and all documents and agreements relating to the Options.
In addition, neither the execution and delivery of this Agreement by the Principal Shareholders, nor the execution and delivery by either of the Principal Shareholders of the O'Connell Employment Agreement or the Phelan Employment Agreement (referenced in Section 2.3(b)), or the performance by the Principal Shareholders of their respective obligations hereunder or thereunder, will violate, conflict with or constitute a default under any agreement or instrument to which either is a party or by which any of their respective properties or assets are bound. At and prior to the Effective Time, no adjustments will have been required to have been made by Article II of the Equalization Agreement dated June 20, 1994 among the Company, the Principal Shareholders, Halcyon Resources Limited, Alan C. McMullen and Ian D. Mouser, and no actions will need to be taken thereafter pursuant to said
Article II.


          (e) Company Financial Statements. The Company has delivered to Parent its unaudited consolidated financial statements for its fiscal year ended December 31, 1994 (the "1994 Financial Statements"), a copy of which is attached hereto as Schedule 2.1(e)(i). The 1994 Financial Statements are in accordance with the books and records of the Company (which books and records are true and correct in all material respects) and were prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of the Company as of the dates thereof and the results of its operations, shareholders' equity and cash flows for the periods then ended. The pretax profits of the Company for its fiscal quarter ended December 31, 1994 equalled or exceeded $445,000.
As used in the preceding sentence, the term "pretax profits" means all gross revenues of the Company and other proper income credits of the Company for such period, less all proper income charges (excluding taxes on income) for such period, determined in accordance with generally accepted accounting principles consistently applied. The Company has delivered to Parent its unaudited consolidated financial statements for its fiscal quarter ended March 31, 1995 (the "1995 Financial Statements"), a copy of which is attached hereto as Schedule 2.1(e)(ii). The balance sheet of the Company as of March 31, 1995 included in the 1995 Financial Statements is hereafter referred to as the "1995 Balance Sheet." The 1995 Financial Statements are in accordance with the books and records of the Company (which books and records are true and correct in all material respects) and were prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of the Company as of the dates thereof and the results of its operations, shareholders' equity and cash flows for the periods then ended. The tangible net worth of the Company as of March 31, 1995 on the basis set forth in the 1995 Balance Sheet (after excluding up to $70,000 fees and expenses properly accrued in the 1995 Financial Statements by the Company as of such date in connection with the transactions contemplated hereby) equaled or exceeded zero.


          (f) Absence of Undisclosed Liabilities. Except as set forth in the 1995 Balance Sheet or expressly disclosed in this Agreement (including all Schedules and Exhibits hereto), neither the Company nor any of its subsidiaries has any outstanding claims against it, liabilities or indebtedness, contingent or otherwise, other than liabilities incurred subsequent to March 31, 1995 in the ordinary course of business, consistent with past practices. Neither the Company nor any of the Principal Shareholders knows or has any reason to know of any basis for the assertion against the Company or any of its subsidiaries of any liability of any nature or in any amount not fully reflected or reserved against in the 1995 Balance Sheet or expressly disclosed by this Agreement (including all Schedules and Exhibits hereto), other than liabilities incurred subsequent to March 31, 1995 in the ordinary course of business, consistent with past practices.


          (g) Accounts Receivable. The accounts receivable of the Company as reflected in the 1995 Balance Sheet are, to the extent uncollected on the date of this Agreement, valid and existing and fully collectible through the use of ordinary collection procedures (except for reserves set forth in such financial statements as at such dates, which reserves were adequate and in an amount consistent with the Company's historical accounting policies), represent monies due for goods sold and delivered or services rendered, and are subject to no refunds, discounts, rebates or other adjustments (except discounts for prompt payment given in the ordinary course of business) and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof. The Company has never factored any of its accounts receivable.


          (h) Inventories. The Company and its subsidiaries own no inventory.


          (i) Title to Properties; Encumbrances. The Company and each of its subsidiaries has good, valid and marketable title to (i) all its tangible properties and assets (real and personal), including, without limitation, all the tangible properties and assets reflected in the 1995 Balance Sheet, except as indicated in the notes thereto and except for tangible properties and assets reflected in such balance sheets which have been sold or otherwise disposed of in the ordinary course of business consistent with past practices, and (ii) all the tangible properties and assets purchased by the Company and any of its subsidiaries since March 31, 1995, except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business consistent with past practices; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (1) liens reflected in the 1995 Balance Sheet or disclosed on
Schedule 2.1(i) hereto, (2) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or any of its subsidiaries in the operation of its respective business and (3) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent. The Company and each of its subsidiaries are in compliance with all leases of real property leased by any of them, and the Company and the Principal Shareholders do not know of any default by the landlords under any such leases. Neither the Company, any subsidiary of the Company nor the Principal Shareholders have received any notice that the buildings and improvements leased by the Company and its subsidiaries, and the operation and maintenance thereof, contravene any zoning or building law or ordinance or violate any restrictive covenant or any provision of federal, state, local or foreign law. Neither the Company nor any of its subsidiaries owns any real estate. Schedule 2.1(i) hereto contains an accurate list and summary description of all real estate leased by the Company or any of its subsidiaries. The Company and the Principal Shareholders have no knowledge of any pending or threatened condemnation, eminent domain or similar proceeding with respect to any real property leased by the Company or any of its subsidiaries.


          (j) Absence of Certain Changes and Events.  Since December
31, 1994, except as disclosed on Schedule 2.1(j): (i) there has not been any material adverse change in the Condition of the Company and its subsidiaries taken as a whole; (ii) the businesses of the Company and each of its subsidiaries have been conducted in the ordinary course consistent with past practices; (iii) neither the Company nor any of its subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement; (iv) the Company and its subsidiaries have not increased the compensation of any officer or granted any general salary or benefits increase to their employees; (v) neither the Company nor any of its subsidiaries has taken any action referred to in Section 3.3 hereof; (vi) the Company has not issued or sold any capital stock or other securities of any kind; (vii) the Company has not declared, paid or set aside for payment any dividend or other distribution (payable in cash, securities or other property) in respect of its capital stock or other securities; and (viii) the Company has not split, combined, reclassified, redeemed, purchased or otherwise acquired any capital stock or other securities of the Company.


          (k) Minute Books. The minute books of the Company and its subsidiaries, as previously made available to Parent and its representatives, contain accurate records of all meetings of and corporate actions or written consents by the shareholders and Boards of Directors of the Company and its subsidiaries.


          (l) Compliance with Laws; Permits. The Company and its subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees (whether domestic or foreign), and have all material franchises, licenses, permits and certificates and other authorizations from Federal, state, local and foreign governments and government agencies that are necessary for the conduct of their business. Without limiting the generality of the foregoing, (a) the Company and its subsidiaries, and their respective officers, have complied with each, and are not in violation of any, federal, state, local or foreign law, statute, regulation, permit provision or ordinance relating to the offer and sale of securities; (b) the Company and its subsidiaries have complied with each, and are not in violation of any, federal, state, local or foreign law, statute, regulation, permit provision or ordinance relating to the generation, handling, storage, transportation, treatment or disposal of chemicals, toxic substances, solid wastes, hazardous wastes and hazardous substances (the "Environmental Laws"); (c) the Company and its subsidiaries have obtained and complied with all necessary permits and other approvals, including interim status under the Reserve Conservation and Recovery Act, as amended ("RCRA"), necessary to store, treat, dispose of and otherwise handle hazardous wastes and hazardous substances and have reported, to the extent required by any Environmental Laws, all past and present sites owned, leased or operated by the Company or any of its subsidiaries where hazardous wastes or hazardous substances, if any, have been treated, stored or disposed; and (d) there are no locations at any sites currently or previously owned, leased or operated by the Company or any of its subsidiaries where hazardous wastes or hazardous substances have entered into the soil, surface water or groundwater. There are no on-site or off-site locations to which the Company or any of its subsidiaries have transported chemicals, toxic substances, hazardous wastes or hazardous substances or arranged for their transportation, which site is the subject of any federal, state, local or foreign enforcement action or other investigation under any Environmental Laws, which may lead to claims against the Company or any of its subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). No polychlorinated biphenyls or substances containing polychlorinated biphenyls are present on any sites owned, leased or operated by the Company or any of its subsidiaries and no asbestos or materials containing asbestos are present on any sites owned, leased or operated by the Company or any of its subsidiaries. Schedule 2.1(l) hereto contains lists or summary descriptions of the following insofar as they affect or relate to any sites owned, leased or operated by the Company or any of its subsidiaries:


               (i) All federal, state, local and foreign governmental permits relating to hazardous wastes or hazardous substances held by the Company or any of its subsidiaries;


               (ii) All hazardous wastes or hazardous substances generated at any sites owned, leased or operated by the Company or any of its subsidiaries;


               (iii) Identification of where and how such wastes or substances, if any, were generated, handled, stored, treated and disposed;


               (iv) All transporters used to transport hazardous wastes or hazardous substances from any sites owned, leased or operated by the Company or any of its subsidiaries to off-plant sites;


               (v) All off-site locations where hazardous wastes or hazardous substances generated at any sites owned, leased or operated by the Company or any of its subsidiaries were transported for treatment, storage or disposal;



               (vi) All variances, notices of violation, compliance orders or judgments against the Company involving any environmental matters;


               (vii) Any locations at any sites currently or previously owned, leased or operated by the Company or any of its subsidiaries where hazardous wastes or hazardous substances have been generated, handled, stored, treated or disposed;


               (viii) All notices given by the Company or any of its subsidiaries to any governmental agency or authority about discoveries of problems associated with hazardous wastes and hazardous substances at any sites currently or previously owned, leased or operated by the Company or any of its subsidiaries, including copies of all spill reports, all reports submitted by the Company or any of its subsidiaries pursuant to environmental permits, information supplied in response to inquiries from federal, state, local or foreign agencies, and any requests submitted to the Company or any of its subsidiaries by the United States Justice Department, the United States Environmental Protection Agency or state or foreign governmental agencies pursuant to CERCLA, RCRA or applicable state or foreign laws regarding the hazardous wastes or hazardous substances the Company or any of its subsidiaries has generated in the past and where those wastes and substances are disposed; and


               (ix) All underground storage tanks located on any site currently owned, leased or operated by the Company or any of its subsidiaries.


     For purposes of Section 2.1(l) hereof, the term "hazardous wastes" shall have the meaning given to such term in RCRA and the regulations promulgated thereunder, and the term "hazardous substance" shall have the meaning given to such term in CERCLA and the Clean Water Act and the regulations promulgated thereunder.


          (m) Material Contracts. Schedule 2.1(m) contains a list of all Contracts (as defined below) of the following types to which the Company or any of its subsidiaries is as of the date of this Agreement a party: (a) each contract of employment of any officer, employee or consultant or with any labor union or association; (b) each contract or series of related contracts involving payments either individually or in the aggregate in excess of $20,000 in or pursuant to which any person who is or was an officer, director, stockholder or employee of the Company or any of its subsidiaries has a material interest; (c) each contract relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money or otherwise, excluding endorsements made for purposes of collection in the ordinary course of business; (d) each contract continuing for a period of more than one year from its date involving payments in excess of $20,000 in any year or $50,000 in the aggregate; (e) each contract for charitable contributions in excess of $1,000; (f) each contract for the sale and/or installation of any equipment where the purchase price for such equipment is not less than $10,000, and each contract for equipment maintenance involving total payments of not less than $10,000, including each contract for the sale and/or installation of any equipment where such sale and/or installation has been completed but the Company has a continuing obligation, contingent or otherwise; (g) each contract for capital expenditures or for the purchase of materials, supplies, equipment or services involving payments in excess of $10,000; (h) each license or royalty agreement granted to or by the Company or any of its subsidiaries; (i) each distribution, dealer, reseller, manufacturer's representative, sales agency or franchise agreement; (j) each contract relating to advertising, promotion or public relations, or with any contractor or subcontractor, not terminable without penalty by the Company or such subsidiary on 30 days' or less notice; (k) each contract with any government or agency or instrumentality thereof; (l) each option to purchase any of the Companies' assets, properties or rights;
(m) each agreement under which price discounts have been granted to customers other than in the ordinary course of business; (n) each contract with respect to the discharge or removal of effluent, hazardous wastes or pollutants of any nature; (o) any other contract or series of related contracts involving payments in the aggregate of more than $10,000; (p) each contract containing covenants not to compete in any business or geographical area or not to use or disclose any information in the possession of the Company or any of its subsidiaries; (q) all contracts for the leasing or rental of real or personal property; and
(r) any other contract not made in the ordinary course of business. "Contract" shall mean any contract, lease, commitment, sales order, purchase order, agreement, indenture, mortgage, franchise, note, bond, lien, instrument, plan, permit or license. The Company has delivered to Parent true and correct copies of each document listed on Schedule 2.1(m) and a written description of each oral arrangement so listed.


     As of the date of this Agreement, all such Contracts are, and as of the Effective Time will be, valid, enforceable in accordance with their terms and in full force and effect and neither the Company nor any of its subsidiaries is, and as of the Effective Time neither the Company nor any such subsidiary will be, in default thereunder. Neither the Company nor any subsidiary has, as of the date of this Agreement, received notice that any party to any such contract intends to cancel or terminate such contract. To the knowledge of the Company and the Principal Shareholders, no person (including, without limitation, the Company) has asserted any claim for indemnification under, or has the presently exercisable right to assert a claim for indemnification under, any of the following agreements: (i) Product Purchase Agreement dated June 20, 1994 among the Company, Alan C. McMullen and Ian D. Mouser;
(ii) Asset Purchase Agreement Dated June 20, 1994 among the Company, Alan C. McMullen, Ian D. Mouser and Integrated Control Systems Pty, Ltd.; and (iii) Stock Purchase Agreement dated June 20, 1994 among the Company, Gerald F. O'Connell, David Phelan and Halcyon Resources Limited.


          (n) Litigation. Except as disclosed in Schedule 2.1(n), there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company and the Principal Shareholders any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of the Company and the Principal Shareholders, threatened, against or affecting the Company or any of its subsidiaries, or any of their properties or rights. There are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Company and the Principal Shareholders, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding.


          (o)  Employee Benefit Plans.


               (i) List of Plans. Set forth in Schedule 2.1(o) is an accurate and complete list of all Employee Benefit Plans established, maintained or contributed to or by the Company or any of its subsidiaries. As used herein, the term "Employee Benefit Plans" means all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by the Company or any of its subsidiaries (including, for the purpose of all of the representations in this Section 2.1(o), all employers (whether or not incorporated) which by reason of common control are treated together with the Company as a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code")).


               (ii) Status of Plans. Neither the Company nor any of its subsidiaries maintains or contributes to any Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. Neither the Company nor any of its subsidiaries is or has ever been a party to any Employee Benefit Plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA. Neither the Company nor any of its subsidiaries has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of the Company or any of its subsidiaries or ceased operations at any facility or withdrawn from any Employee Benefit Plan in a manner which could subject it to liability under Section 4062, 4063 or 4064 of ERISA, or knows of any facts or circumstances which might give rise to any liability of the Company or any of its subsidiaries to the PBGC under Title IV of ERISA.


               (iii) Contributions. Full payment has been made of all amounts which the Company or any of its subsidiaries is required, under applicable law or under any Employee Benefit Plan or any contract or other agreement relating to any Employee Benefit Plan to which the Company or any of its subsidiaries is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. The Company has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related contracts or agreements. Benefits under all Employee Benefit Plans are as represented and the level of benefit accruals and required annual contributions have not been increased subsequent to the date as of which documents have been provided except as may be effected to satisfy any applicable requirements under the Code or ERISA, as disclosed on Schedule 2.1(o).


               (iv) Relationship of Accrued Benefits to Pension Plan Assets. As of December 31, 1994, the current value of all benefits obligations (based upon actuarial assumptions which have been furnished to and relied upon by Parent and Sub) under each Employee Benefit Plan which is subject to Title IV or ERISA and which is a Single Employer Plan (as defined in Section 4001(a)(15) of ERISA) did not exceed the fair market value, determined as of December 31, 1994, of all assets of such Single Employer Plan allocable to such benefits obligations, and since December 31, 1994, there has been (A) no adverse change in the financial condition of any Single Employer Plan, (B) no change in the actuarial assumptions with respect to any Single Employer Plan and (C) no increase in benefits under any Single Employer Plan as a result of plan amendments, change in applicable law or otherwise, which individually or in the aggregate, would create any such excess.


               (v) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.


               (vi) Transactions.  No Reportable Event (as defined in
Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Employee Benefit Plan and neither the Company nor any of its subsidiaries nor any of their respective directors, officers or employees to the extent they or any of them are fiduciaries under Title I of ERISA has engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code or would result in any claim being made under or by or on behalf of any such Plans by any party with standing to make such claim.


               (vii) Other Plans. Neither the Company nor any of its subsidiaries currently maintains any employee or non-employee benefit plans or any other foreign pension, welfare or retirement benefit plans other than those listed in Schedule 2.1(o).


               (viii) Documents. The Company has delivered or caused to be delivered to Parent true and complete copies of (1) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code and
(2) the most recently filed Form 5500 for each Employee Benefit Plan required to file such form.


               (ix) Post-Retirement Benefits. No plan, program or arrangement maintained by the Company or any of its subsidiaries provides post-retirement medical, life or other benefits, except as required pursuant to Sections 601-608 of ERISA.


          (p) Employment Relations and Agreements. (i) Each of the Company and its subsidiaries is in compliance with all federal, state or other applicable laws (whether domestic or foreign) respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company or any of its subsidiaries; (iv) no representation question exists respecting the employees of the Company or any of its subsidiaries; (v) no grievance which might have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (vi) no collective bargaining agreement is currently being negotiated by the Company or any of its subsidiaries; (vii) neither the Company nor any of its subsidiaries has experienced any material labor difficulty since January 1, 1994; and
(viii) no "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act has occurred with respect to the Company or any of its subsidiaries. There has not been, and to the knowledge of the Company and the Principal Shareholders, there will not be, any change in relations with employees of the Company or any of its subsidiaries as a result of the transactions contemplated by this Agreement which could have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole, except as may result from the requirements of Section 3.11 hereof. Except as disclosed in Schedule 2.1(p), there exist no employment, consulting, severance or indemnification agreements between the Company and any director, officer, employee or agent of the Company or any agreement that would give any person or entity the right to receive any payment from the Company as a result of the Merger. Schedule 2.1(p) accurately identifies all cash and non-cash compensation paid by the Company to its officers and employees during the year ended December 31, 1994. The effectiveness of each of (i) the Employment Agreement dated December 31, 1994 between Alan C. McMullen and Australian Sub, (ii) the Employment Agreement dated December 31, 1994 between Ian D. Mouser and Australian Sub and (iii) the Agreement dated December 31, 1994 between Roshan Massey and Australian Sub will not be adversely affected by virtue of the Merger. Section 5 of each of the following agreements will remain in full force and effect without alteration upon consummation of the
Merger: (i) Employee Stock Purchase Agreement and Voting Agreement dated October 31, 1994 among the Company, Gerald F. O'Connell, David Phelan and John C. Hanger and (ii) Employee Stock Purchase Agreement and Voting Agreement dated November 17, 1994 among the Company, Gerald O'Connell, David Phelan and Ira Gerard.


          (q) Relations with Certain Vendors. The Company and its subsidiaries have maintained and have good working relationships with each of its vendors and suppliers. Computer Associates International, Inc. has not brought, taken or threatened to bring or take any action or proceeding or adverse act or position against the Company or any of its subsidiaries which could have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole.


          (r)  Taxes.


               (i) The Company has duly and timely filed with any federal, state, local or foreign governmental taxing authority, body or agency all federal, state, local and foreign tax returns, declarations, and reports, estimates, information returns and statements (collectively, "Returns") required to be filed or sent by or on behalf of the Company and all such Returns are true, correct and complete. The Company has paid in full all Taxes (as hereinafter defined) and any penalties, interest, fines or other charges entered with respect thereto which are due and payable. All Taxes not yet due and payable have been withheld or reserved for or, to the extent that they relate to periods ending on or prior to the date of the 1995 Financial Statements, are reflected as a liability on the 1995 Financial Statements.


               (ii) The Company has properly withheld all amounts required by law to be withheld for income taxes and unemployment taxes including without limitation, with respect to social security and unemployment compensation, relating to its employees, and has remitted all withheld amounts required to be remitted to the appropriate taxing authority, agency or body.


               (iii) The Returns filed by the Company have not been audited by any federal, state or local taxing authority with respect to any item of income, loss, deduction or credit attributable to the operations of the Company.


               (iv) No deficiency for any Taxes has been proposed, asserted or assessed against the Company which is attributable to the operations of the Company and which has not been resolved and paid in full or fully reserved for in the 1995 Financial Statements. The Company has not received any outstanding and unresolved notices from the Internal Revenue Service or other state, local or foreign taxing authority, agency or body of any proposed examination or of any proposed change in reported information relating to the Company. Except as set forth in Schedule 2.1(r) of this Agreement (which sets forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no federal, state, local or foreign suit, action, claim, investigation, inquiry, audit or other administrative or court proceeding is pending with regard to any Taxes or Returns.


               (v) No waiver or comparable consent given by or on behalf of the Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor, to the knowledge of the Company or the Principal Shareholders, is any request for any such waiver or consent pending.


               (vi) There are no liens for Taxes upon any assets of the Company.


               (vii) The Company is not a United States real property holding corporation and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during any period specified in Section 897(c)(1)(A)(ii) of the Code.


               (viii) The Company is not a party to any agreement providing for the allocation or sharing of Taxes.


               (ix) The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code for any period ending after the Closing Date by reason of a change in accounting method or otherwise.


               (x) None of the assets of the Company is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.


               (xi) The Company is not a party to any venture, partnership, contract or arrangement under which it could be treated as a partner for federal income tax purposes.


               (xii) The Company has no permanent establishment located in any tax jurisdiction other than the United States, the Netherlands and Australia and is not liable for the payment of taxes levied by any such jurisdiction located outside the United States other than the Netherlands and Australia.


               (xiii) None of the Shareholders has participated in an international boycott within the meaning of Section 999 of the Code.


               (xiv) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including but not limited to all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, excise, estimated, stamp, occupancy, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any of its properties.


          (s) Intellectual Properties. Schedule 2.1(s) attached hereto is a true, correct and complete listing, together with the supporting information referred to in the next sentence, of all Software, Copyrights, Patents and Trademarks (as defined below). Schedule 2.1(s) discloses the following information with respect to each individual component of the foregoing categories of Intellectual Property (as defined below): (a) the nature of such Intellectual Property; (b) the user of such Intellectual Property; and (c) the date on which registration as to any such Intellectual Property, if any, was obtained by the Company or one of its subsidiaries. With respect to all Intellectual Property, including, without limitation, the foregoing categories, Schedule 2.1(s) discloses all licenses, sublicenses and other contracts to which the Company or any of its subsidiaries is a party relating to the Intellectual Property and pursuant to which any person or entity is authorized to use the Intellectual Property. The Intellectual Property constitutes the Intellectual Property used in or necessary to conduct the business of the Company and its subsidiaries. Except as set forth on Schedule 2.1(s), neither the Company nor any of its subsidiaries is a party to, and neither the Company nor any of its subsidiaries has any contractual interest in or any obligation in respect of, any license, sublicense or other contract relating to Intellectual Property. Except as set forth on Schedule 2.1(s), the Company owns or otherwise has the right to use, free and clear of all liens, encumbrances and liabilities (including, without limitation, the obligation to pay any royalties or other amounts), all of the Intellectual Property. To the knowledge of the Company and the Principal Shareholders, no person or entity is infringing all or any portion of the Intellectual Property. Except as set forth on Schedule 2.1(s) attached hereto, there is no interference action or other litigation pending or, to the knowledge of the Company and the Principal Shareholders, threatened before any governmental entity, whether domestic or foreign (including, without limitation, the United States Patent and Trademark Office or corresponding governmental entities in foreign jurisdictions) in regard to any of the Intellectual Property. The use of the Intellectual Property has not infringed and does not infringe any Intellectual Property right of any other person or entity. The inception, development and reduction to practice of the Intellectual Property have not constituted or involved, and do not constitute or involve, the misappropriation of trade secrets or other rights of any other person or entity (including, without limitation, any domestic or foreign governmental entity). As used herein, the following terms have the meanings specified:


     "Computer Programs" shall mean all computer software programs and related object and source codes owned, used, marketed, licensed or under development by the Company or any of its subsidiaries, or for which the Company or any of its subsidiaries has the right and license to copy, distribute, prepare derivative works of, display and perform publicly, modify, use and market.


     "Copyrights" shall mean registered copyrights, copyright applications and unregistered copyrights.


     "Intellectual Property" shall mean collectively, all Software, Copyrights, Patents, Trademarks, tradenames, trade secrets, know-how, technology, formulae, processes, research, and technical and other data owned, licensed or otherwise used or held for use or for license by the Company or any of its subsidiaries.


     "Patents" shall mean all letters patent and pending applications for patents of the United States and foreign countries, including regional patents, certificates of invention and utility models, rights of license or otherwise to or under letters patent, certificates of intention and utility models which have been opened for public inspection and all reissues, divisions, continuations, continuations-in-part, extensions (including, without limitation, any extensions thereof under the Patent Term Restoration Act), substitutions, renewals, confirmations, supplementary protection certificates, registrations, revalidations or additions of any of the foregoing, as applicable.


     "Software" shall mean the Computer Programs and all related documentation.


     "Trademarks" shall mean registered trademarks, registered trade names, registered service marks, trademark, trade name and service mark applications and unregistered trademarks, trade names and service marks.


          (t) Insurance. Schedule 2.1(t) sets forth a list of all policies or binders of fire, liability, product liability, worker's compensation, vehicular or other insurance held by or on behalf of the Company or any of its subsidiaries (specifying for each such insurance policy the insurer, the policy number or covering note number with respect to binders, and each pending claim thereunder of more than $5,000 and setting forth the aggregate amounts paid out under each such policy through the date hereof). Such policies and binders are valid, in full force and effect and sufficient to protect the Company and its subsidiaries against all insured hazards.


          (u)  Transactions With Management.  Except as disclosed on
Schedule 2.1(u), no director, officer, corporate employee or shareholder: (i) has any contractual relationship with the Company or any of its subsidiaries; (ii) has any direct or indirect interest in any right, property or asset which is used by the Company or any of its subsidiaries in the conduct of its or their business; (iii) owns any securities of, or has any material direct or indirect interest in, any entity which does business with the Company or any of its subsidiaries; or (iv) is a party to any agreement, arrangement or commitment or is a party to any pending action or proceeding which could interfere with the performance of such person's duties to the Company.


          (v) Broker's or Finder's Fee. No agent, broker, person or firm acting on behalf of the Company or any of the Shareholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated herein.


          (w) Disclosure Memorandum. Any written information supplied or to be supplied by the Company for inclusion in the Disclosure Memorandum to be furnished to the Shareholders in connection with their vote on the Merger and their receipt of Parent Stock pursuant to this Agreement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Company acknowledges that it will supply for inclusion in the Disclosure Memorandum all the information included therein dealing with the Company, the Company's financial statements, the tax consequences of the Merger and dissenters' rights under Michigan law.


          (x) Statements and Other Documents Not Misleading. Neither this Agreement, including all Schedules, nor any other document or instrument heretofore or hereafter furnished by the Company in connection with the transactions contemplated hereby and specifically identified in this Agreement or in any Schedule, contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. Except as disclosed on Schedule 2.1(x), there is no fact known to the Company or the Principal Shareholders which could reasonably be expected to materially adversely affect the Condition which has not been set forth in this Agreement or the Schedules. Set forth on Schedule 2.1(x) is a true and correct list of all documents and instruments heretofore furnished by the Company to Parent and not otherwise specifically identified in this Agreement or in any Schedule hereto.


     2.2. Representations and Warranties of Principal Shareholders. Each of the Principal Shareholders represents and warrants, on a several basis, to and for the benefit of Parent and Sub that: (i) he is acquiring the shares of Parent Stock pursuant to the Merger (as well as any shares of Parent Stock issuable pursuant to Section 1.8) solely for his own account, for investment purposes, and pursuant to an exemption from the registration requirements under applicable federal and state securities laws; (ii) he is aware that such shares of Parent Stock have not been (and, in the case of shares issuable pursuant to Section 1.8, will not have been) registered with federal or state securities regulatory agencies in reliance upon exemptions from the registration requirements under applicable federal and state laws; (iii) he acknowledges and agrees that such shares of Parent Stock may not be sold, pledged, hypothecated or otherwise transferred or disposed of without registration under federal and applicable state securities laws or exemption therefrom; (iv) he agrees that the certificates representing such shares of Parent Stock may be inscribed with a legend to reflect the foregoing restrictions on transferability; (v) because of the restrictions on the transferability of such shares of Parent Stock, he acknowledges that he may be required to bear the economic risk of holding such shares for an indefinite period of time; (vi) he has received and reviewed copies of the Commission Filings (as defined in Section 2.3(e) hereof); (vii) he and his advisers (if any) have been afforded the opportunity to ask such questions and obtain such additional information concerning Parent and its business and affairs as he and any such advisers have considered necessary to enable them to understand the nature of his investment in the shares of Parent Stock issuable pursuant to the Merger and Section 1.8 hereof and to verify the accuracy of information obtained by them from Parent; and (viii) he is the owner of the number of shares of Common Stock or Options specified beside his name on Schedule 2.2 and he owns such shares of Common Stock or Options free and clear of liens and encumbrances.


     2.3. Representations and Warranties of Parent and Sub. Each of Parent and Sub represents and warrants to and for the benefit of the Company and the Shareholders as follows:


          (a) Due Organization; Good Standing and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.


          (b) Authorization and Validity of Agreement. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement, the Registration Agreement and the Employment Agreements with each of Gerald F. O'Connell and David Phelan (respectively, the "O'Connell Employment Agreement" and the "Phelan Employment Agreement" and, collectively, the "Employment Agreements") and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Copies of the O'Connell Employment Agreement and the Phelan Employment Agreement are attached hereto as
Exhibit 2.3(i) and 2.3(ii), respectively. The execution, delivery and performance of this Agreement, the Registration Agreement and the Employment Agreements by Parent and Sub (as the case may be), and the consummation by each of them of the transactions contemplated hereby and (in the case of Parent) thereby, have been duly authorized and approved by the Boards of Directors of Parent and Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance by each of Parent and Sub of this Agreement and by Parent of the Registration Agreement and the Employment Agreements and the consummation by them of the transactions contemplated hereby and (in the case of Parent) thereby. This Agreement has been duly executed and delivered by each of Parent and Sub and is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally, and general equitable principles.


          (c) Capitalization of Sub. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, par value $.01 per share, all of which shares are issued and outstanding and owned by Parent on the date hereof, and all of which shares have the same voting and other rights.


          (d) Consents and Approvals. Assuming (i) the requirements of this Agreement are met and (ii) the filing of the Delaware Certificate of Merger and the Michigan Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the States of Delaware and Michigan are made, the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not: (1) violate any provision of the charter documents or by-laws of Parent or Sub; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Sub or by which any of their respective properties or assets may be bound; (3) require any filing by Parent or any of its subsidiaries with, or permit, consent or approval of, or the giving of any notice by Parent or any of its subsidiaries to, any governmental or regulatory body, agency or authority; or (4) except as disclosed on
Schedule 2.3(d), result in a violation, termination or breach of, conflict with, constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent under, result in the forfeiture of any rights, entitlements or privileges under, create any right or entitlement (including, without limitation, to employment or compensation) not expressly provided for herein, or require the consent or approval of any party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which it or any of their respective properties or assets may be bound.


          (e) Reports and Financial Statements. Since October 1, 1993, Parent has filed all forms, reports and documents with the Securities and Exchange Commission (the "Commission") required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder, and all such forms, reports and documents filed with the Commission have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. Parent has heretofore made available to the Company and the Shareholders true and complete copies of all forms, reports, documents, amendments thereto and other filings filed by Parent with the Commission prior to the date hereof (such forms, reports, documents and other filings, together with any amendments thereto, are listed on Schedule 2.3(e) and are collectively referred to herein as the "Commission Filings"). As of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Parent for its fiscal year ended September 30, 1994 included in the Commission Filings were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of Parent as of the dates thereof and the results of its operations and cash flows for the period then ended. The unaudited financial statements of Parent for the three-month period ended December 31, 1994, included in the Commission Filings, have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of Parent as of December 31, 1994 and the results of its operations and cash flows for the three-month period then ended in accordance with generally accepted accounting principles consistently applied.


          (f) Absence of Certain Changes and Events. Except as expressly disclosed in the Commission Filings, since December 31, 1994, there has not been any material adverse change in the Condition of Parent.


          (g) Broker's or Finder's Fee. Except for Broadview Associates (whose fees and expenses will be paid by Parent), no agent, broker, person or firm acting on behalf of Parent is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated herein.


          (h) Disclosure Memorandum. Any written information supplied or to be supplied by Parent for inclusion in the Disclosure Memorandum to be furnished to the Shareholders in connection with their vote on the Merger and their receipt of Parent Stock pursuant to this Agreement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.


          (i) Statements and Other Documents Not Misleading. Neither this Agreement, including all Schedules, nor any other document or instrument heretofore or hereafter furnished by Parent to the Company in connection with the transactions contemplated hereby and specifically identified in this Agreement or in any Schedule, contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no fact known to Parent which could reasonably be expected to materially adversely affect the Condition of Parent which has not been set forth in this Agreement or the Schedules.





                              ARTICLE 3


              CERTAIN TRANSACTIONS AND RELATED MATTERS



     3.1.  Access to Information; Notice of Changes.


          (a) During the period commencing on the date hereof and ending on the Closing Date, the Company shall, and shall cause each of its subsidiaries to, upon reasonable notice, afford Parent and Sub, and their respective counsel, accountants and other authorized representatives, reasonable access during normal business hours to the properties, books and records of the Company and its subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its subsidiaries; such investigation shall not, however, affect the representations and warranties made by the Company and the Shareholders in this Agreement. The Company agrees to cause its officers and employees, and to use its best efforts to cause its independent accountants, to furnish such additional financial and operating data and other information and respond to such inquiries as Parent and Sub shall from time to time reasonably request and to consult with Parent and Sub on all matters respecting its business and operations. During the period commencing on the date hereof and ending on the Closing Date, the Company shall deliver to Parent its monthly financial statements as promptly as practicable after the end of each calendar month (and, in any event, within thirty days after the end of each month).


          (b) During the period commencing on the date hereof and ending on the Closing Date, the Company shall promptly notify Parent in writing of any and all occurrences which have caused the representations and warranties of the Company and the Principal Shareholders contained in Section 2.1 and the Schedules delivered in conjunction therewith to be incorrect in any material respect.


     3.2. Confidentiality. Information obtained by Parent and Sub pursuant to Section 3.1 shall be subject to the provisions of the Nondisclosure Agreement dated December 2, 1994 between the
Company and Parent.


     3.3. Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by Parent, during the period commencing on the date hereof and ending on the Closing Date:


          (a) The Company and each of its subsidiaries will conduct their respective operations only in the ordinary course of business consistent with past practice (subject, in any event, to the provisions of paragraph (b) below) and will preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers, clients and others having business relationships with them;


          (b) Neither the Company nor any of its subsidiaries shall (i) make any change in or amendment to its charter documents or by-laws;
(ii) grant, issue or sell any shares of its capital stock or any other securities, or grant, issue or sell any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure; (iii) declare, pay or make any dividend or other distribution or payment with respect to, or split, redeem or reclassify, any shares of its capital stock; (iv) enter into any contract or commitment except contracts in the ordinary course of business consistent with past practices, including without limitation, for any acquisition of a material amount of assets or securities or enter into any contract or commitment (including any licenses) relating to Intellectual Property other than licenses of existing products to customers in the ordinary course of business consistent with past practices; (v) dispose of any assets except for inventory sold or cash applied in the ordinary course of business consistent with past practices; (vi) terminate operations at any site where operations are currently being conducted or commence operations at any site where operations are not currently being conducted; (vii) enter into, terminate, assign or sublease any lease of real property; (viii) amend any employee or non-employee benefit plan or program, employment agreement, retirement agreement, or pay any bonus or contingent compensation, or contribute to any pension or profit-sharing plan, or grant any severance or termination pay except in each case in the ordinary course of business consistent with past practices; (ix) amend any license agreement or franchise agreement; (x) incur any indebtedness for borrowed money, subject or allow their properties or assets to be subjected to any mortgages, pledges, security interests, encumbrances, liens and charges of any kind (other than such as are covered by clauses
(1), (2) or (3) of Section 2.1(i) hereof), incur any liability on any guaranties, or make any investments in or loans, advances or extensions of credit to any person or entity; (xi) agree to the settlement of any litigation; or (xii) agree, in writing or otherwise, to take any of the foregoing actions.


          (c) The Company shall not, and shall not permit any of its subsidiaries to, (i) take any action, engage in any transactions or enter into any agreement which would cause any of the representations or warranties set forth in Section 2.1 hereof to be untrue in any material respect as of the Closing Date, or
(ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company.


     3.4. Best Efforts. Subject to the terms and conditions herein provided, each of the Company, Parent and Sub shall, and the Company shall cause each of its subsidiaries to, cooperate and use their respective best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger and to rectify any event or circumstance which could impede consummation of the transactions contemplated by this Agreement; provided, however, that no loan agreement or contract for borrowed money shall be repaid (except for interest due thereunder), in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent.


     3.5. No Solicitation of Other Offers. The Company and the Principal Shareholders agree that neither they nor the Company's subsidiaries, nor any of their respective officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, shall, directly or indirectly, take any action to encourage, solicit, initiate or participate in any way in discussions or negotiations with, or furnish any information to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate or encourage, any person or entity (other than Parent, Sub or its officers, directors, representatives, agents, affiliates or associates) in connection with any possible or proposed merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of assets, sale of shares of capital stock or similar transactions involving the Company or any subsidiary or division of the Company. The Company and the Principal Shareholders will promptly communicate to Parent the terms of any proposal or inquiry that they (or any of them) may receive, and the identity of the person(s) making the proposal or inquiry, in respect of any such transaction, or of any such information requested from any of them or of any such negotiations or discussions being sought to be initiated with any of them. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing.


     3.6.  Notice of Default.


          (a) The Company promptly will give notice to Parent of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by the Company or the Shareholders contained herein or a failure by the Company to comply with any covenant, condition or agreement contained herein.


          (b) The Company will (i) use its best efforts to take all action necessary to render accurate as of the Closing Date the representations and warranties of the Company and the Shareholders contained herein, (ii) refrain from taking any action that would render any such representation or warranty inaccurate as of such time and (iii) use its best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it as contemplated by this Agreement.


     3.7. Agreement to Execute Certain Documents. Each of Gerald F. O'Connell and David Phelan agrees to execute and deliver, at the Effective Time, the O'Connell Employment Agreement and the Phelan
Employment Agreement, respectively.


     3.8. Post-Closing Operations. Following the Closing and until satisfaction by Parent of its payment obligations under Section 1.8 hereof, to the fullest extent possible consistent with the fiduciary duties of Parent's officers and directors, the Surviving Corporation shall be permitted to operate in a manner which affords it the reasonable opportunity to maximize annual Pretax Profits. Towards this end, and subject to such duties:


          (a) Parent will maintain the Surviving Corporation as a separate business unit with books, records and financial statements sufficient to calculate Pretax Profits (provided that nothing contained herein shall be construed to require Parent to maintain the separate corporate existence of the Surviving Corporation);


          (b) The Board of Directors of the Surviving Corporation (or other governing body in the event the separate corporate existence of the Surviving Corporation is not maintained) (the "Board") shall consist of five persons, three of whom shall be individuals designated by Parent (hereafter referred to as "Parent Designees") and two of whom shall be individuals designated by the Principal Shareholders (the "Shareholder Designees"). The initial Parent Designees shall consist of Michael J. Emmi (as Chairman), Michael D. Chamberlain and Eric Haskell; and the initial Shareholder Designees shall consist of Gerald F. O'Connell and David Phelan. Upon written notice to the Principal Shareholders, Parent may change a Parent Designee, but only upon the death or disability of such Parent Designee, the termination of such Parent Designee's employment with Parent, the termination of such Parent Designee's position (in the case of Mr. Emmi and Mr. Chamberlain) on the Board of Directors of Parent or the reassignment by Parent of a substantial portion of the responsibilities of such Parent Designee; provided, however, that in the case of the termination of Mr. Emmi's or Mr. Chamberlain's position on the Board of Directors of Parent or the reassignment by Parent of a substantial portion of the responsibilities of such Parent Designee, the replacement must be reasonably acceptable to the Shareholder Designees. Except as provided in the next sentence, the Shareholder Designees may not be changed. In the event that a Shareholder Designee dies or becomes disabled, then the personal representative of such deceased or disabled Shareholder Designee shall have the right, upon written notice to Parent, to designate a replacement Shareholder Designee, provided that such replacement must be reasonably acceptable to the Parent Designees and the other Shareholder Designee. The Board shall be vested with complete authority to set strategic and operational objectives for the Surviving Corporation, to adopt and modify annual business plans for the Surviving Corporation and to manage the business and affairs of the Surviving Corporation. The Board may take official action through the vote or consent of a majority of its members. In the event the separate corporate existence of the Surviving Corporation is not maintained, the governing body of the separate business unit (whether a form of legal entity other than a corporation, or merely a division or department of Parent or a subsidiary of Parent) which continues the business formerly conducted by the Surviving Corporation shall have all of the authority, rights, and obligations of a Board of Directors of a Delaware corporation to the exclusion of the right of any other person to exercise any such authority or rights.


          (c) Parent will not take any action, or omit to take any action, for the purpose of arbitrarily reducing the ability of the Surviving Corporation to maximize Pretax Profits;


          (d) For so long as Gerald F. O'Connell remains the President of the Surviving Corporation pursuant to the O'Connell Employment Agreement, he will have reasonable day-to-day control over and responsibility for the operations of the Surviving Corporation in a manner consistent with: (i) the business plans of the Surviving Corporation adopted by the Board and (ii) specific directives of the Board.


     3.9. Board Attendance Right. Gerald F. O'Connell shall have the right to attend all meetings of the Board of Directors of Parent and to participate in discussions thereat for so long as he remains President of the Surviving Corporation pursuant to the O'Connell Employment Agreement; provided that Mr. O'Connell shall not have the right to attend portions of meetings of the Board during which his performance, compensation or other terms of employment are to be discussed. Mr. O'Connell's right to attend meetings of the Board of Directors shall be conditioned on his agreement to hold in confidence any confidential information communicated at any such meetings. The foregoing attendance right shall not be construed as conferring upon Mr. O'Connell the right to vote at any meetings of the Board of Directors or the right to receive any payment for, or reimbursement on account of, his attendance at any such meeting. Parent acknowledges that its Chairman and Chief Executive Officer has advised Mr. O'Connell that upon the occurrence of a vacancy on the Board of Directors of Parent, whether created by the resignation of an existing member of the Board, expansion of the size of the Board or otherwise, the Chairman and Chief Executive Officer will submit Mr. O'Connell, either individually or together with other candidates, to the other members of the Board as possible candidate(s) for election or appointment to the Board. Such submission will not obligate the Board of Directors of Parent or the Chairman and Chief Executive Officer, in his capacity as a member of the Board of Directors of Parent, to take any action in furtherance of the candidacy of Mr. O'Connell for the vacancy.


     3.10. Cooperation Regarding Financial Statements. Following the Closing, each of the Shareholders agrees to cooperate fully with Parent in obtaining an audit of the financial statements of the Company and its subsidiaries in order to enable Parent to satisfy its financial statement and other reporting obligations in a timely and complete manner under rules and regulations of the Commission.


     3.11. Relocation of Surviving Corporation. As soon as possible following the Closing Date (but in any event within 180 days following the Closing Date and provided Parent has available necessary office space), the headquarters and substantially all of the operations of the Surviving Corporation shall be relocated to Malvern, Pennsylvania; provided that Parent acknowledges that certain employees of the Surviving Corporation may remain in Australia.


     3.12. Shareholders' Meeting. The Company shall take all action necessary, in accordance with applicable law and its articles of incorporation and by-laws, to convene a meeting of its Shareholders as promptly as practicable (but in any event within 30 days following the date hereof) for the purpose of considering and taking all action required by this Agreement, including voting on the Merger. The Board of Directors of the Company shall recommend that holders of the Common Stock vote in favor of the Merger and adopt this Agreement at the meeting.


     3.13. First Fidelity Bank Indebtedness. Within thirty (30) days following the Closing Date, Parent shall cause Surviving Corporation to pay off the line of credit (the "Credit Line") of the Company to First Fidelity Bank, Stamford, Connecticut outstanding on the Closing Date, provided that, on the Closing Date, the Principal Shareholders certify to Parent that the aggregate amount required to pay off such line of credit will not exceed $250,000.





                             ARTICLE 4



                   CONDITIONS PRECEDENT TO MERGER



     4.1. Conditions Precedent to Obligations of Parent, Sub and the Company. The respective obligations of Parent and Sub, on the one hand, and the Company, on the other hand, to effect the Merger, and the obligation of Parent to make the Loans, are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:


          (a) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger or the making of the Loans and the transactions contemplated by this Agreement and which is in effect at the Effective Time; and


          (b) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger or the making of the Loans.


          (c) Execution of Employment Agreements. Parent and Gerald F. O'Connell shall have executed and delivered the O'Connell
Employment Agreement and Parent and David Phelan shall have executed and delivered the Phelan Employment Agreement.


     4.2. Conditions Precedent to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger and make the Loans are also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions unless waived by Parent and Sub:


          (a) Accuracy of Representations and Warranties. All representations and warranties of the Company and the Principal
Shareholders contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date.


          (b) The Company's Performance. The Company and the Principal Shareholders shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to the Closing Date.


          (c) Legal Actions. There shall not have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered or enforced by any state, federal or foreign government or governmental authority or by any court, domestic or foreign, that would (i) require the divestiture by Parent, Sub or the Company or any of their respective subsidiaries or affiliates of all or any material portion of the business, assets or property of any of them or impose any material limitation on the ability of any of them to conduct their business and own such assets and properties or (ii) impose any limitations on the ability of Parent or Sub or any of their respective subsidiaries effectively to control in any material respect the business or operations of the Company or any of the Company's subsidiaries.


          (d) No Material Changes. No change shall have occurred or been threatened (and no condition, event or development shall have occurred or been threatened involving a prospective change) in the Condition of the Company and its subsidiaries taken as a whole which is or may be materially adverse to such Condition.


          (e) Regulatory Approvals. All necessary state securities and Blue Sky permits and approvals, and other Federal, state, local and foreign governmental permits and approvals, required to carry out the transactions contemplated by this Agreement shall have been obtained.


          (f) Shareholder Approval; Third Party Consents. The Shareholders shall have approved the Merger in accordance with applicable law; no Shareholder shall have given notice of its intention to exercise dissenters' rights under the MBCA; and each of the persons and entities listed on Schedule 2.3(d) shall have consented to the consummation of the Merger if, and to the extent, required by the provisions of the existing documents between such persons and entities and Parent.


          (g) Opinion of Counsel. Parent shall have received an opinion, dated the Closing Date, of Kantner & Associates, counsel for the Company, in form and substance satisfactory to Parent, Sub and their counsel, covering the matters set forth in Exhibit 4.2(g).


          (h) Employment; Agreement to Relocate. The employees of the Company identified on Exhibit 4.2(h) shall have agreed to remain employed by Parent or the Surviving Corporation on terms and conditions comparable to the terms and conditions currently applicable to them. In addition, each of Alan C. McMullen and V. Somasundaram shall have agreed to perform his day-to-day employment responsibilities on behalf of Parent and the Surviving Corporation from the headquarters of the Company in Malvern, Pennsylvania and shall have agreed to relocate his primary residence to Malvern, Pennsylvania promptly following the Closing Date, but in no event later than 180 days following the Closing Date, subject to receipt of benefits under Parent's relocation policy currently in effect.


          (i) Pledge and Escrow Agreement. Each of the Principal Shareholders shall have executed and delivered the Pledge and Escrow Agreement attached hereto as Exhibit 4.2(i) (the "Stock Pledge Agreement"), pursuant to which each of the Principal Shareholders pledges an aggregate number of shares of Parent Stock issued to him in the Merger equal to the Required Number (as defined in the Stock Pledge Agreement) applicable to him to secure the obligations of the Principal Shareholders arising under Article 5 hereof during the two-year period following the Closing Date.


          (j) Termination of Certain Agreements. The Company shall have terminated each of the following agreements, without continuing liability and without having made any termination payment not expressly required by such agreements as in effect on the date hereof:


               (i) Agreement dated August 18, 1993 among the Company (then known as Image Systems International, Inc.), David Phelan and Gerald F. O'Connell.


               (ii) Promissory Note dated December 31, 1994 in the original principal amount of $1,000,000 Australian issued to Alan C. McMullen.


               (iii) Promissory Note dated December 31, 1994 in the original amount of $1,000,000 Australian issued to Ian D. Mouser.


               (iv) Security Agreement dated December 31, 1994 executed by the Company for the benefit of Alan C. McMullen and Ian D. Mouser.


In addition, the Company shall have made no payments under either of the Promissory Notes referenced in clause (ii) and (iii) above.


          (k) Certification as to Indebtedness. Parent shall have received the certification from the Principal Shareholders required by
Section 3.13 hereof, together with a payoff letter from First Fidelity Bank, addressed to Parent, indicating that the Credit Line may be paid off in full for an aggregate amount equal to or less than $250,000.

          (l) Parent Tax Opinion. Parent shall have received the opinion of Ernst & Young LLP substantially to the effect that, based on reasonable representations and/or assumptions as to relevant facts and subject to reasonable qualifications, (A) the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code; (B) no gain or loss should be recognized by the Company pursuant to Section 361(a) of the Code; and (C) pursuant to Section 1032 of the Code and the proposed Treasury Regulations issued thereunder, no gain or loss should be recognized by either Parent or Sub in connection with the issuance of Parent Stock pursuant to the Merger.


     4.3. Conditions Precedent to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Effective
Time, of each of the following conditions unless waived by the
Company:


          (a) Accuracy of Representations and Warranties. All representations and warranties of Parent and Sub contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date.


          (b) Parent's and Sub's Performance. Each of Parent and Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date.


          (c) No Material Changes. No change shall have occurred or been threatened (and no condition, event or development shall have occurred or been threatened involving a prospective change) in the Condition of Parent and its subsidiaries taken as a whole which is or may be materially adverse to such Condition.


          (d) Third Party Consents. Each of the persons and entities listed on Schedule 2.1(d) shall have consented to the consummation of the Merger if, and to the extent, required by the provisions of the existing documents between such persons and entities and the Company.


          (e) Execution of Certain Agreement. Parent shall have executed and delivered the Registration Agreement (as defined in Section 2.1(b)).


          (f) Stock Listing. The Parent Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.


          (g) Opinion of Counsel. The Company shall have received an opinion, dated the Closing Date, of Pepper, Hamilton & Scheetz, counsel for Parent and Sub, in form and substance satisfactory to the Company and its counsel, covering the matters set forth in Exhibit 4.3(g).


          (h) Tax Opinion. (i) The Company shall have received the opinion of Ernst & Young LLP substantially to the effect that, based on reasonable representations and/or assumptions as to relevant facts and subject to reasonable qualifications, (A) the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code and (B) no gain or loss should be recognized by the Company pursuant to Section 361(a) of the Code and (ii) Shareholders and the Company shall have received the opinion of Honigman Miller Schwartz & Cohn substantially to the effect that, based on reasonable representations and/or assumptions as to relevant facts and subject to reasonable qualifications, (A) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (B) pursuant to Sections 354 and 356 of the Code, gain or loss will be recognized by a Shareholder on the exchange of Common Stock pursuant to the Merger only to the extent of the amount of any cash (including any liability or expense of such Shareholder that is paid by Parent, Sub or the Company) and fair market value of any non-cash property (other than (1) Parent Stock not including Parent Stock issued following the Closing to the extent treated as imputed interest and (2) the contingent right to receive Parent Stock pursuant to Section 1.8 hereof), received by such Shareholder in exchange for such Common Stock, and (C) the holding period of Parent Stock received by a Shareholder in exchange for Common Stock (not including Parent Stock issued following Closing to the extent treated as imputed interest) will include the holding period of such Common Stock, provided such Common Stock was held as a capital asset as of the Closing of the Merger.





                              ARTICLE 5



                 SURVIVAL; INDEMNIFICATION; EXPENSES



     5.1.  General Indemnification.


          (a) Each of the Principal Shareholders hereby agrees, on a joint and several basis (except to the extent expressly indicated in Section 5.1(g) below), to (i) indemnify, defend and hold harmless Parent, Sub and, after the Effective Time, the Surviving Corporation and each of their respective directors, officers, employees, affiliates, agents and shareholders from and against any and all losses, damages, liabilities, costs and claims arising out of, based upon or resulting from (w) any inaccuracy of any representation or warranty of Company and the Principal Shareholders which is contained in or made pursuant to this Agreement, (x) any breach by the Company of any of its agreements or obligations contained in or made pursuant to this Agreement, (y) the requirement in Section 1.4 hereof that any Shareholder who has not executed this Agreement execute and deliver to Parent both the Stock Pledge Agreement or a joinder thereto and the Registration Agreement or a joinder thereto as a condition to receiving certificates evidencing shares of Parent Stock issuable in the Merger and (z) the matters covered by SCHEDULE 5.1, and (ii) reimburse Parent, Sub and, after the Effective Time, the Surviving Corporation and each of their respective directors, officers, employees, affiliates, agents and shareholders for any and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all Legal Expenses (as defined below)). As used in this Section 5.1, "Legal Expenses" of a person shall mean any and all reasonable out-of-pocket fees, costs and expenses of any kind incurred by such person and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim. Except for the indemnification obligation arising under
Section 5.1(a)(i)(y), the joint and several obligations applicable to the Principal Shareholders under this Article 5 shall also be applicable, on a joint and several basis, to each of the other Shareholders who executes the Stock Pledge Agreement or an instrument of joinder thereto.


          (b) Parent hereby agrees to (i) indemnify, defend and hold harmless the Shareholders from and against any and all losses, damages, liabilities, costs and claims arising out of, based upon or resulting from (x) any inaccuracy of any representation or warranty of Parent which is contained in or made pursuant to this Agreement and (y) any breach by Parent of any of its agreements or obligations contained in or made pursuant to this Agreement; and (ii) reimburse the Shareholders for any and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all Legal Expenses).


          (c) Any person seeking indemnification from the Principal Shareholders or Parent (as the case may be) shall notify the person from whom or from which such indemnification is sought of the basis on which it believes the Principal Shareholders or Parent (as the case may be) have liability and, if possible at the time of the notice, the estimated amount of loss alleged to have been suffered, but the failure so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to the indemnified party under this Section 5.1 except to the extent that the indemnifying party is materially prejudiced by the failure to receive such notice.


          (d) Promptly after receipt by any person entitled to indemnification under this Section 5.1 (an "indemnified party") of notice of the commencement of any action in respect of which the indemnified party will seek indemnification hereunder, the indemnified party shall so notify in writing the person(s) from whom indemnification hereunder is sought (collectively, the "indemnifying party"), but any failure so to notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under this
Section 5.1 except to the extent that the indemnifying party's ability to defend such claim is materially prejudiced by the failure to give such notice. The indemnifying party shall be entitled to participate in the defense of such action and to assume control of such defense; PROVIDED, HOWEVER, that:


               (i) the indemnified party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;


               (ii) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such claim or ceasing to defend against such claim, if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party;


               (iii) the indemnifying party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from liability in respect of such claim; and


               (iv) the indemnifying party shall not be entitled to control but shall be entitled to participate at its own expense in the defense of, and the indemnified party shall be entitled to have sole control at its own expense over, the defense or settlement of any claim to the extent the claim seeks an order, award, judgment, injunction or other legal or equitable relief against the indemnified party which, if successful, could materially interfere with the business, operations, assets, condition or prospects of the indemnified party.


          (e) After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such action, the indemnifying party shall not be liable to such indemnified party hereunder for any Legal Expenses subsequently incurred by such indemnified party in connection with the defense thereof. If the indemnifying party does not assume control of the defense of such claims as provided in this Section 5.1, the indemnified party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefor in accordance with this Section 5.1. The reimbursement of fees, costs and expenses required by this Section 5.1 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.


          (f) Except as provided in Section 5.1(g) below, but any other provision hereof to the contrary notwithstanding, the parties agree that the representations and warranties of the parties contained in this Agreement and in any certificates delivered pursuant to this Agreement shall survive for a period of two (2) years after the Closing Date, regardless of any investigation made by any of the parties prior to the date hereof or prior to the Closing Date. A party shall only be entitled to indemnification under Section 5.1(a)(i)(w) or 5.1(b)(i)(x) if a written notice describing the claim for which indemnification is sought (and, if possible at the time of the notice, the estimated amount of the loss alleged to have been suffered) is submitted to Parent or a Principal Shareholder, as the case may be, not later than two (2) years following the Closing Date. Any claim for indemnification pursuant to
Section 5.1(a)(i)(w) or Section 5.1(b)(i)(x) not made prior to the expiration of such two (2) year period shall be extinguished.


          (g) The parties agree that the representation and warranty of the Principal Shareholders made on a several basis and contained in clause (viii) of Section 2.2 hereof (which representation and warranty will also be made on a several basis by each of the other Shareholders who executes the Stock Pledge Agreement, or a joinder thereto, in respect of the information relating to him (it) in Schedule 2.2 hereto) (the "Share Ownership Representation") shall survive for a period of four (4) years after the Closing Date, regardless of any investigation made by any of the parties prior to the date hereof or prior to the Closing Date. No Shareholder shall have any obligation to provide indemnity hereunder on account of the inaccuracy of the Share Ownership Representation that relates to another Shareholder. In addition, the parties agree that the representations and warranties contained in the sixth sentence of Section 2.1(s) hereof shall survive for a period of three (3) years after the Closing Date, regardless of any investigation made by any of the parties prior to the date hereof or prior to the Closing Date. A party shall only be entitled to indemnification in respect of any claim for indemnification on account of the inaccuracy of a Share Ownership Representation if a written notice describing the claim for which indemnification is sought (and, if possible at the time of the notice, the estimated amount of the loss alleged to have been suffered) is submitted not later than four (4) years following the Closing Date. Any claims for indemnification on account of the inaccuracy of a Share Ownership Representation not made prior to the expiration of such four (4) year period shall be extinguished at the end of such four (4) year period. A party shall only be entitled to indemnification in respect of any claim for indemnification on account of the inaccuracy of a representation and warranty in the sixth sentence of Section 2.1(s) if a written notice describing the claim for which indemnification is sought (and, if possible at the time of the notice, the amount of the loss alleged to have been suffered) is submitted to a Principal Shareholder not later than three (3) years following the Closing Date. Any claims for indemnification on account of the inaccuracy of a representation and warranty contained in the sixth sentence of Section 2.1(s) not made prior to the expiration of such three (3) year period shall be extinguished at the end of such three (3) year period.


          (h) A Shareholder may only take action under this Article 5 to pursue an indemnification claim if such action has first been approved by a majority in interest of the Principal Shareholders (such interest to be computed on the basis of the respective ownership interests of the Principal Shareholders in the Common Stock immediately prior to the Effective Time).


          (i) Neither Parent nor the Principal Shareholders shall have any obligation to provide indemnification under this Article 5 with respect to any individual matter below $50,000 (a "Small Matter") until the aggregate amount of losses, damages, liabilities, costs and claims, including Legal Expenses, attributable to all Small Matters exceeds Two Hundred Fifty Thousand Dollars ($250,000), in the aggregate, and thereafter shall have an obligation to provide indemnification only for the excess; provided that the foregoing limitation shall be inapplicable to any losses, damages, liabilities, costs and claims, including Legal Expenses, attributable to (1) a claim for indemnification under Section 5.1(a)(i)(y) or Section 5.1(a)(i)(z); (2) the obligation of the Principal Shareholders under Section 7.1(b); and (3) matters which are not Small Matters.


          (j) Notwithstanding the provisions of Section 1.8, the amount of any payment required to be made pursuant thereto (but for the provisions of this Section) may be reduced by Parent by the amount (the "Reduction Amount") of any unpaid amounts then owing to it by any of the Principal Shareholders pursuant to this Article 5. In the event of any such reduction, the Reduction Amount shall be allocated and deducted pro rata among the shares of Parent Stock on account of which full payment would otherwise be made pursuant to Section 1.8. In the event that on the date by which payment would otherwise be required to be made pursuant to Section 1.8 claims remain outstanding which have previously been submitted by Parent in a timely fashion, then Parent shall have the right to withhold an amount equal to the aggregate amount of such claims (net of the value of any shares of Parent Stock then held under the Stock Pledge Agreement, with such value for a share of Parent Stock equal to the Valuation Amount as defined in the Stock Pledge Agreement) until the actual amount owing to it is finally determined, and Parent shall not, by virtue of exercising such withholding right, be deemed to have breached its obligations under Section 1.8 hereof.


          (k) The obligation of the Principal Shareholders (and any other Shareholders that executed the Stock Pledge Agreement or a joinder thereto) to indemnify, defend and hold harmless arising hereunder shall not be limited to the collateral provided under the Stock Pledge Agreement but shall not exceed, in the aggregate, an amount equal to the sum of (i) the product of the total number of shares of Parent Stock issued by Parent pursuant to this Agreement multiplied by the Market Price on the Measurement Date plus (ii) the amount of cash paid by Parent pursuant to this Agreement (the "Ceiling"); provided that until the arrival of the Measurement Date, the amount payable, in respect of a given claim, shall not exceed the product of the total number of shares of Parent Stock issued by Parent pursuant to this Agreement multiplied by the Market Price as of the date such claim is resolved less all amounts previously paid pursuant to this Article 5 in satisfaction of indemnification claims of Parent, but following the Measurement Date, any amount which has not been paid by virtue of this proviso shall become payable to the extent such amount, when added to all other amounts previously paid by the Shareholders pursuant to this Article 5, does not exceed the Ceiling.


          (l) In the event that any claim for indemnification asserted by Parent, Sub or the Surviving Corporation may also constitute a breach of any representation or warranty or may otherwise give rise to any indemnification obligation by any person (including, without limitation, Shareholders other than the Principal Shareholders) pursuant to any agreements existing between the Company and any other person as of the Closing Date, Parent and the Surviving Corporation shall assign to Principal Shareholders, upon demand by the Principal Shareholders, but only after the indemnification obligations to Parent under this Article 5 in respect of the applicable claim shall have been fully satisfied, all rights of Parent and Surviving Corporation against the applicable third party (parties) under (i) such agreements (other than this Agreement) with respect to which such claim for indemnification may constitute a breach of a representation or warranty or give rise to an indemnification obligation, and (ii) the Stock Pledge Agreement, in each case to the extent, but only to the extent, of the amount of such claim for indemnification as shall have been paid by the Principal Shareholders to or for the benefit of Parent, or as shall have been satisfied out of shares of Parent Stock held for the account of the Principal Shareholders under the terms of the Stock Pledge Agreement.











                               ARTICLE 6



                     TERMINATION AND ABANDONMENT


     6.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:


          (a) at any time prior to the Effective Time, by mutual consent of the Company, on the one hand, and of Parent and Sub, on the other hand;


          (b) by either Parent or the Company if the Effective Time shall not have occurred by June 30, 1995, unless extended by mutual agreement of Parent, Sub and the Company;


          (c) by Parent, if there has been a breach of a representation or warranty in this Agreement (including the Schedules and Exhibits) or any certificate, instrument or other document delivered pursuant hereto by the Company or the Principal Shareholders in any material respect, or a breach by the Company or the Principal Shareholders of any covenant of the Company set forth herein in any material respect, or a failure of any condition to which the obligations of Parent or Sub hereunder are subject in any material respect;


          (d) by the Company, if there has been a breach of a representation or warranty in this Agreement (including the Schedules and Exhibits) or any certificate, instrument or other document delivered pursuant hereto by Parent or Sub in any material respect, or a breach by Parent or Sub of any covenant of Parent or Sub, as the case may be, set forth herein in any material respect, or a failure of any condition to which the obligations of the Company hereunder are subject in any material respect;


          (e) by Parent, on the one hand, or the Company, on the other hand, if any court of competent jurisdiction in the United States, or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable.


     6.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1 hereof by Parent or Sub, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect (other than Section 3.2 hereof, which shall survive termination), and there shall be no liability hereunder on the part of Parent, Sub, the Company or the Shareholders, provided that if Parent terminates this Agreement pursuant to Section 6.1(c) or if the Company terminates this Agreement pursuant to Section 6.1(d), then the terminating party shall have the right to pursue all of its legal remedies for breach of contract; provided further that if this Agreement is validly terminated pursuant to Section 6.1, the provisions of Section 6.3 relating to responsibility for expenses shall survive.


     6.3. Expenses If No Closing. If the Closing does not occur and the transactions contemplated hereby are not consummated, then, subject to the right of a non-defaulting party to recover damages, costs and expenses from a defaulting party, pursuant to Section 6.2, all costs and expenses incurred in connection with this Agreement shall be paid by the person incurring such expenses.


     6.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or (iii) waive compliance with any of the agreements or conditions contained herein. Any such action taken by the Company prior to the Effective Time shall be binding on all of the Shareholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party for whose benefit such representation and warranty, agreement or condition was made or established.





                              ARTICLE 7



                            MISCELLANEOUS



     7.1.  Fees and Expenses.


          (a) Except as provided in Section 6.3 and in paragraph (b) below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall, if incurred by Parent or Sub, be an obligation of Parent or Sub and shall, if incurred by the Company or the Shareholders, be an obligation of the Company.


          (b) In the event that the Merger is completed and the total legal fees and expenses incurred by the Company and the Shareholders in connection with the transactions contemplated hereby exceed $150,000, then the Principal Shareholders will be obligated to pay such excess amounts and, in the event that Parent has paid such excess amounts, to immediately reimburse Parent for any such excess amounts and to hold Parent (and the Surviving Corporation) harmless from and against any claims by third parties for payment of such excess amounts, without regard to the limitation contained in Section 5.1(i).


     7.2. Tax Consequences. Each of the parties hereto acknowledges and agrees that the other parties hereto have made and are making no representation or warranties as to the tax consequences of any of the transactions contemplated hereby and each has obtained such advice from its professional advisors regarding the tax consequences of the transactions contemplated hereby as such party considers appropriate.


     7.3. Public Announcements. Unless required by applicable law, the Company, on the one hand, and Parent and Sub, on the other hand, will not issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other party.


     7.4. Notices. Any notice, request, instruction, waiver or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and deemed to be duly given for all purposes when (i) delivered personally, (ii) sent by certified or registered mail (postage prepaid and return receipt requested), (iii) sent by recognized overnight courier (such as Federal Express), or (iv) sent by telegram or telecopier as follows:


          (a)  if to the Company, to it at:


Adage Systems International, Inc.
25 Ford Road
Westport, CT
Attention: Gerald F. O'Connell


          with a copy to:


Kantner & Associates
Tower Plaza
555 East William Street
Ann Arbor, MI  48104
Attention:  Perry M. Kantner, Esquire
Telecopier Number:  (313) 663-8514


          (b)  if to either Parent or Sub, to it at:

Systems & Computer Technology Corporation
4 Country View Road
Malvern, PA  19355
Attention:  Senior Vice President - Finance and
            Administration and Chief Financial Officer
Telecopier Number:  (610) 648-7457


          with a copy to:


Systems & Computer Technology Corporation
4 Country View Road
Malvern, PA  19355
Attention:  Senior Vice President and General
            Counsel
Telecopier Number:  (610) 648-7457


          with an additional copy to:


Pepper, Hamilton & Scheetz
3000 Two Logan Square
Eighteenth & Arch Streets
Philadelphia, PA  19103-2799
Attention:  Barry M. Abelson, Esquire
Telecopier Number:  (215) 981-4750


          (c)  if to the Principal Shareholders, to them at:


Gerald F. O'Connell
557 Oenoke Ridge
New Canaan, CT  06840


          and


David Phelan
126 Holmes Road
Ridgefield, CT  06877


          with a copy to:


Kantner & Associates
Tower Plaza
555 East William Street
Ann Arbor, MI  48104
Attention:  Perry M. Kantner, Esquire
Telecopier Number:  (313) 663-8514


or to such other address for a party as shall be specified by like notice. A notice shall be deemed to have been duly given to the party to whom it is directed (i) when received personally, (ii) on the third business day after the day it is placed in the mail, if sent by certified or registered mail, (iii) on the business day following the mailing thereof if sent by recognized overnight courier or (iv) when sent by telegram or telecopier, upon receipt by the sender of a confirmed answer-back. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.


     7.5. Tax-Free Reorganization. For all purposes, Parent and the Shareholders will treat the Merger as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended. Parent and the Principal Shareholders shall use their reasonable efforts to take all appropriate actions to sustain such position, and shall take no action with the intent or for the purpose of making such position unavailable, including without limitation that no portion of the cost of the acquisition shall be allocated, for financial or tax accounting purposes, to any item not an asset of the Company such as the covenant-not-to-compete contained in the O'Connell Employment Agreement and the Phelan Employment Agreement, provided that this Section 7.5 shall not limit Parent's ability to value the shares of Parent Stock issued or issuable pursuant to this Agreement in its sole discretion.


     7.6. Entire Agreement. This Agreement and the Schedules, Exhibits and other documents referred to herein or delivered pursuant hereto collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior and contemporaneous agreements and understandings, oral and written, with respect thereto.


     7.7. Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign all of its rights, interest and obligations hereunder to Parent or another wholly-owned subsidiary of Parent without the consent of the Company, PROVIDED, HOWEVER, that such subsidiary agrees in writing to be bound by all the terms, conditions and provisions contained herein applicable to Sub. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.


     7.8. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time by action taken by the respective Boards of Directors of Parent, Sub and the Company or by the respective officers authorized by such Boards of Directors, and any such action taken by the Company before the Effective Time shall be binding on all of the Shareholders. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects after the Effective Time by the Board of Directors of Parent or officers of Parent authorized by Parent's Board of Directors, on the one hand, and by a majority in interest of the Principal Shareholders (such interest to be computed on the basis of the respective ownership interests of the Principal Shareholders in the Common Stock immediately prior to the Effective
Time), on the other hand, and any such action taken after the Effective Time will be binding on all of the Shareholders.


     7.9. Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.


     7.10. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.


     7.11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.


     7.12. Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws rules thereof, provided that the Merger shall be effected under and in accordance with, and shall have the effects provided for by, the laws of the States of Michigan and Delaware.


     7.13. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, each of Parent, Sub, the Company and the
Principal Shareholders have executed this Agreement as of the date first above written.










                              SYSTEMS & COMPUTER TECHNOLOGY CORPORATION




                              By:__/S/_____________________
                              Name:  Eric Haskell
                              Title: Senior Vice President - Finance and
                              Administration and Chief Financial Officer




                              SCT ACQUISITION CORPORATION




                              By:__/s/_____________________
                              Name:  Eric Haskell
                              Title: Senior Vice President
















(PAGE)












[EXECUTIONS CONTINUED]




                              ADAGE SYSTEMS INTERNATIONAL, INC.




                              By:__/s/_____________________
                              Name:  Gerald F. O'Connell
                              Title: President







                              SHAREHOLDERS




                              __/s/________________________
                              Name: Gerald F. O'Connell






                              __/s/________________________
                              Name:  David Phelan





Attest:


Approved unanimously by the Board of Directors of Adage Systems, International, Inc. on May 11, 1995.






                              __/s/________________________
                              Alan C. McMullen